UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-2

POLYCOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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[            ] shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

June 5, 2013

To Polycom Stockholders:

Notice is hereby given that the 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) of Polycom, Inc., a Delaware corporation, will be held on Wednesday, June 5, 2013, at 10:00 a.m., Pacific time, at Polycom’s corporate headquarters located at 6001 America Center Drive, San Jose, California 95002, for the following purposes:

1.	To elect the seven directors listed in the accompanying proxy statement to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To approve an amendment to Polycom’s 2011 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 10,500,000.

3.	To approve, by a non-binding advisory vote, Polycom’s executive compensation.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The preceding items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at the 2013 Annual Meeting at the time and on the date specified above or at any time and date to which the 2013 Annual Meeting may be properly adjourned or postponed.

This year we are again taking advantage of a U.S. Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to all of our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on April 10, 2013, will receive a Notice of Internet Availability of Proxy Materials and may vote at the 2013 Annual Meeting (the “Notice of Internet Availability”) and any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about April 19, 2013.

Your vote is very important. Whether or not you plan to attend the 2013 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2013 Annual Meeting and Procedural Matters” and the instructions on the Notice of Internet Availability.

All stockholders are cordially invited to attend the 2013 Annual Meeting in person. Any stockholder attending the 2013 Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the 2013 Annual Meeting.

Thank you for your ongoing support of Polycom.

By Order of the Board of Directors of Polycom, Inc.

Andrew M. Miller
Chief Executive Officer, President and Director

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Page
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2013	1

QUESTIONS AND ANSWERS ABOUT THE 2013 ANNUAL MEETING AND PROCEDURAL MATTERS	1

Why am I receiving these proxy materials?	1

Where is the 2013 Annual Meeting?	1

Can I attend the 2013 Annual Meeting?	1

Who is entitled to vote at the 2013 Annual Meeting?	2

What is the difference between holding shares as a stockholder of record or as a beneficial owner?	2

How can I vote my shares in person at the 2013 Annual Meeting?	2

How can I vote my shares without attending the 2013 Annual Meeting?	2

How many shares must be present or represented to conduct business at the 2013 Annual Meeting?	3

What proposals will be voted on at the 2013 Annual Meeting?	3

What are the voting requirements to approve each of the proposals?	3

How are votes counted?	4

How does the Board of Directors recommend that I vote?	4

What happens if additional matters are presented at the 2013 Annual Meeting?	4

Can I change my vote?	5

What happens if I decide to attend the 2013 Annual Meeting but I have already voted or submitted a proxy card covering my shares?	5

What should I do if I receive more than one set of voting materials?	5

Is my vote confidential?	5

Who will serve as inspector of election?	6

Where can I find the voting results of the 2013 Annual Meeting?	6

Who will bear the cost of soliciting votes for the 2013 Annual Meeting?	6

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	6

How may I obtain a separate copy of the Notice of Internet Availability or the 2012 Annual Report?	7

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POLYCOM, INC.

6001 America Center Drive

San Jose, California 95002

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2013

The proxy statement and annual report to stockholders are available at www.edocumentview.com/plcm.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) will be mailed to our stockholders on or about April 19, 2013. Stockholders will have the ability to access the proxy materials on a website at www.edocumentview.com/plcm or request a printed set of the proxy materials be sent to them, by following the instructions in the Notice of Internet Availability. By furnishing a notice and providing access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability will also provide instructions on how you may request that we send future proxy materials to you electronically by email or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email or in printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by email, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE 2013 ANNUAL MEETING

AND PROCEDURAL MATTERS

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Polycom, Inc. (the “Board”) is providing these proxy materials to you in connection with the solicitation of proxies for use at Polycom’s 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) to be held Wednesday, June 5, 2013, at 10:00 a.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement. These proxy materials are being distributed and made available to you on or about April 19, 2013. As a stockholder, you are invited to attend the 2013 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Where is the 2013 Annual Meeting?

A:	The 2013 Annual Meeting will be held at Polycom’s corporate headquarters located at 6001 America Center Drive, San Jose, California 95002. Stockholders may request directions to our headquarters in order to attend the 2013 Annual Meeting by calling (408) 586-6000.

Q:	Can I attend the 2013 Annual Meeting?

A:	You are invited to attend the 2013 Annual Meeting if you were a stockholder of record or a beneficial owner as of April 10, 2013 (the “Record Date”). You should bring photo identification for entrance to the 2013 Annual Meeting. The meeting will begin promptly at 10:00 a.m., Pacific time, and you should leave ample time for the check-in procedures.

Q:	Who is entitled to vote at the 2013 Annual Meeting?

A:	You may vote your shares of Polycom common stock if our records show that you owned your shares of common stock at the close of business on the Record Date. At the close of business on the Record Date, there were 173,872,466 shares of Polycom common stock outstanding and entitled to vote at the 2013 Annual Meeting. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:	If your shares are registered directly in your name with Polycom’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record,” and the Notice of Internet Availability has been sent directly to you by Polycom. As the stockholder of record, you have the right to grant your voting proxy directly to Polycom or to a third party, or to vote in person at the 2013 Annual Meeting.

If your shares are held by a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or nominee as to how to vote your shares. Please refer to the voting instruction card provided by your broker, trustee or nominee. You are also invited to attend the 2013 Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the 2013 Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2013 Annual Meeting.

Q:	How can I vote my shares in person at the 2013 Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the 2013 Annual Meeting. Shares held beneficially in street name may be voted in person at the 2013 Annual Meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2013 Annual Meeting, we recommend that you also submit your vote as instructed on the Notice of Internet Availability and below, so that your vote will be counted even if you later decide not to attend the 2013 Annual Meeting.

Q:	How can I vote my shares without attending the 2013 Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2013 Annual Meeting. For instructions on how to vote by proxy, please refer to the instructions below and those included on the Notice of Internet Availability or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By Internet—Stockholders of record of Polycom common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 11:59 p.m., Eastern time, on June 4, 2013. If you are a beneficial owner of Polycom common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for Internet voting availability.

By telephone—Stockholders of record of Polycom common stock who live in the United States or Canada may submit proxies by following the “Vote by Telephone” instructions on the Notice of Internet

Availability until 11:59 p.m., Eastern time, on June 4, 2013. If you are a beneficial owner of Polycom common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability.

By mail—Stockholders of record of Polycom common stock may request a paper proxy card from Polycom by following the procedures outlined in the Notice of Internet Availability. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Polycom stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Q:	How many shares must be present or represented to conduct business at the 2013 Annual Meeting?

A:	The presence of the holders of a majority of the shares entitled to vote at the 2013 Annual Meeting is necessary to constitute a quorum at the 2013 Annual Meeting. Such stockholders are counted as present at the meeting if (1) they are present in person at the 2013 Annual Meeting or (2) have properly submitted a proxy by voting their shares as discussed above.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the 2013 Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the 2013 Annual Meeting?

A:	The proposals scheduled to be voted on at the 2013 Annual Meeting are:

•	The election of seven directors to serve for the ensuing year and until their successors are duly elected and qualified;

•	The approval of an amendment to Polycom’s 2011 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 10,500,000;

•	The approval, by a non-binding, advisory vote, of Polycom’s executive compensation; and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Q:	What are the voting requirements to approve each of the proposals?

A:	The voting requirements to approve each of the proposals are as follows:

•

Polycom’s bylaws and Corporate Governance Policies provide for a majority voting standard in uncontested elections of directors (i.e., the number of candidates for election as directors does not exceed the number of directors to be elected). Therefore, a nominee will be elected if the number of shares voted “for” that nominee exceed the number of shares “against” that nominee (Proposal One).

If an incumbent director fails to receive the required vote for reelection, the Board expects such director to tender his or her resignation. The Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for consideration by the Board. The Board will determine whether to accept or reject such resignation within 90 days from the certification of the election results.

•

The affirmative vote of a majority of votes present in person or represented by proxy and entitled to vote is required (1) to approve the amendment to Polycom’s 2011 Equity Incentive Plan (Proposal Two), (2) to approve, on a non-binding, advisory basis, Polycom’s executive compensation (Proposal Three) and (3) to ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm (Proposal Four).

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for election as director (Proposal One). A nominee for director must receive more votes “FOR” than “AGAINST.” If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal. Broker non-votes and, pursuant to our bylaws, abstentions, will not be counted as votes cast for this proposal and, therefore, will not affect the outcome of the election.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals to approve the amendment to Polycom’s 2011 Equity Incentive Plan (Proposal Two); to approve, on a non-binding, advisory basis, Polycom’s executive compensation (Proposal Three); and to ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm (Proposal Four). Abstentions are deemed to be votes cast for Proposals Two, Three and Four and have the same effect as a vote against these proposals. However, broker non-votes are not deemed to be entitled to vote and, therefore, are not included in the tabulation of the voting results on these proposals.

All shares entitled to vote and represented by properly executed proxies received prior to the 2013 Annual Meeting (and not revoked) will be voted at the 2013 Annual Meeting in accordance with the instructions indicated. If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted as recommended by the Board.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the seven nominees for election as directors (Proposal One);

•	“FOR” the approval of the amendment to Polycom’s 2011 Equity Incentive Plan (Proposal Two);

•	“FOR” the approval of the compensation of Polycom’s named executive officers (Proposal Three); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal Four).

Q:	What happens if additional matters are presented at the 2013 Annual Meeting?

A:

If any other matters are properly presented for consideration at the 2013 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2013 Annual Meeting to another time or place

(including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Andrew M. Miller and Sayed M. Darwish, or either of them, will have discretion to vote on those matters in accordance with their best judgment. Polycom does not currently anticipate that any other matters will be raised at the 2013 Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the 2013 Annual Meeting.

If you are the stockholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) by providing a written notice of revocation to Polycom’s Corporate Secretary at Polycom, Inc., 6001 America Center Drive, San Jose, California 95002 prior to your shares being voted, or (3) by attending the 2013 Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote your shares, by attending the 2013 Annual Meeting and voting in person.

Q:	What happens if I decide to attend the 2013 Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:	Subject to any rules your broker, trustee or nominee may have, you may attend the 2013 Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the 2013 Annual Meeting. Please be aware that attendance at the 2013 Annual Meeting will not, by itself, revoke a proxy.

If a broker, trustee or nominee beneficially holds your shares in street name and you wish to attend the 2013 Annual Meeting and vote in person, you must obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Polycom or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Polycom management.

Q:	Who will serve as inspector of election?

A:	The inspector of election will be Computershare Trust Company, N.A.

Q:	Where can I find the voting results of the 2013 Annual Meeting?

A:	We intend to announce preliminary voting results at the 2013 Annual Meeting and will publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four (4) business days of the 2013 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2013 Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained MacKenzie Partners Inc. to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners for an estimated fee of $20,000 plus reasonable out-of-pocket expenses.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Polycom’s proxy materials—Stockholders may present proper proposals for inclusion in Polycom’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Polycom’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2014 annual meeting of stockholders, stockholder proposals must be received by Polycom’s Corporate Secretary no later than December 20, 2013, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before annual meeting—In addition, Polycom’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders.

In general, nominations for the election of directors may be made (1) by or at the direction of the Board, or (2) by a stockholder who has delivered written notice to Polycom’s Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the nominees and about the stockholder proposing such nominations.

Polycom’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board or (3) properly brought before the meeting by a stockholder who has delivered written notice to Polycom’s Corporate Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the matters to be brought before such meeting and about the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which Polycom mailed its proxy materials to stockholders in connection with the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2014 annual meeting of stockholders will start on February 3, 2014 and end on March 5, 2014.

If a stockholder who has notified Polycom of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Polycom need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to Polycom’s Corporate Secretary at our principal executive offices located at 6001 America Center Drive, San Jose, CA 95002 or by accessing Polycom’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not included in Polycom’s proxy materials, should be sent to Polycom’s Corporate Secretary at our principal executive offices.

Q:	How may I obtain a separate copy of the Notice of Internet Availability or the 2012 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability and 2012 Annual Report. Stockholders may request to receive separate or additional copies of the Notice of Internet Availability and 2012 Annual Report by calling (408) 586-6000 or by writing to Polycom, Inc., 6001 America Center Drive, San Jose, California 95002, Attention: Investor Relations. Stockholders who share an address and receive multiple copies of the Notice of Internet Availability and 2012 Annual Report can also request to receive a single copy by following the instructions above.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Polycom’s Board of Directors currently has seven authorized directors. Accordingly, seven directors are to be elected to the Board at the 2013 Annual Meeting, all of whom have been nominated by the Board following the recommendation for nomination by the Corporate Governance and Nominating Committee, and all of whom are currently serving as directors of Polycom. All nominees were elected by the stockholders at last year’s annual meeting.

Each director holds office until the next annual meeting of stockholders or until that director’s successor is duly elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the 2013 Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Corporate Governance and Nominating Committee and designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

Nominees

The names of the nominees for director, their ages, their positions with Polycom and other biographical information as of March 31, 2013, are set forth below. There are no family relationships among any of Polycom’s directors or executive officers. Beneath the biographical details of each nominee or director listed below, we have also detailed the specific experience, qualifications, attributes or skills of each nominee or director that led the Board to conclude that each nominee or director should serve on the Board.

Name	Age	Position
Andrew M. Miller	53	Chief Executive Officer, President and Director
Betsy S. Atkins (2)(3)	57	Director
David G. DeWalt (2)	48	Chairman of the Board of Directors
John A. Kelley, Jr. (1)(3)	63	Director
D. Scott Mercer (1)(3)	62	Director
William A. Owens (2)	72	Director
Kevin T. Parker (1)	53	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Corporate Governance and Nominating Committee

Director Qualifications and Diversity

We have adopted a policy for evaluating director candidates, which is described in more detail in the “Corporate Governance” section under the heading “Process for Recommending Candidates for Election to the Board of Directors” on page 31 below. Under this policy, the Corporate Governance and Nominating Committee considers issues such as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like in evaluating director candidates and members of the Board. Polycom does not maintain a diversity policy with respect to its Board. As noted above, however,

Polycom does consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates. The Board views diversity broadly as it considers those attributes that it believes will allow them to best guide Polycom and its strategic direction through a variety of backgrounds, viewpoints, skills, professional and educational experiences and other attributes. Polycom believes each of its current directors has broad experience at the policy-making level in business and in the technology industry and brings a strong set of relevant skills, giving the Board competence and experience in a wide variety of areas, including technology industry expertise, operations, corporate governance and compliance, board service, executive management, finance, customer segments, mergers and acquisitions, and international business.

As the biographical information of our directors illustrates, all of our directors satisfy our criteria for Board membership. When identifying director candidates, we take into account the present and future needs of the Board and the expertise and experience required for committees of the Board. For instance, depending on the composition of the Board at a given time, a candidate capable of meeting the requirements of an audit committee financial expert might be a more attractive candidate than a candidate with significantly more technology experience, or vice versa. We also consider the character, judgment and integrity of director candidates, which we evaluate through reference checks, background verification and reputation in the business community. We believe all of our directors to be of good character, sound judgment and high integrity. Our principal goal with respect to director qualifications is to seat directors who are best able to effectively carry out their oversight duties, increase the overall effectiveness of the Board and ensure that the best interests of stockholders are being served. Beneath the biographical details of each nominee or director listed below is a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Board to conclude that each nominee should continue to serve on the Board.

Information Regarding the Nominees

Andrew M. Miller has been a director of Polycom since June 2010. Mr. Miller has served as Polycom’s President and Chief Executive Officer since May 2010. He also served as Polycom’s Executive Vice President of Global Field Operations from July 2009 to May 2010. Prior to joining Polycom, Mr. Miller served as global president of IPC Information Systems, LLC, a trading technology and network connectivity provider, from December 2007 to June 2009. Prior to his position with IPC, Mr. Miller joined Monster Worldwide Inc., a provider of global online employment solutions, as Senior Vice President, Monster North America, from June 2006 to August 2007. Mr. Miller served as Chief Executive Officer of Tandberg asa, a video solutions provider, from January 2002 to June 2006. Mr. Miller also held a number of roles at Cisco Systems, Inc. from 1990 to 2001, including Vice President, US Area Sales (West) and Vice President, Marketing (Customer Advocacy). Mr. Miller has served on the board of directors of Bridgepoint Education, Inc. since February 2012 and served on the board of directors of BroadSoft, Inc. from June 2006 to October 2010. Mr. Miller holds a B.S. in Business Administration from the University of South Carolina.

Qualifications to serve as director:    Mr. Miller is uniquely qualified to contribute to Polycom’s future delivery on its strategic initiatives through his experience as a 30-year technology industry and sales veteran with deep knowledge of strategic and operational issues within the technology industry and a breadth of direct, industry-specific experience as the former chief executive officer of Tandberg and having served in other notable technology leadership roles, including at Cisco Systems and IPC Information Systems. During his career, Mr. Miller has developed a strong track record for driving growth at companies such as Cisco Systems and Tandberg, building customer relationships and leading world-class organizations. In addition, Mr. Miller has a comprehensive understanding of Polycom’s business, operations, competition and financial position.

Betsy S. Atkins has been a director of Polycom since April 1999. Ms. Atkins has served as the Chief Executive Officer of Baja LLC, an independent venture capital firm focused on technology, renewable energy and life sciences industries, since 1994. Ms. Atkins served as Chief Executive Officer and Chairman of the board of directors of Clear Standards, Inc., a provider of enterprise carbon management and sustainability solutions, from February 2009 until August 2009 when Clear Standards was acquired by SAP AG, a business software company. Previously, Ms. Atkins served as Chairman and Chief Executive Officer of NCI, Inc., a functional food/nutraceutical company, from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989 and a member of its board of directors, and served as its EVP of sales, marketing, professional services and international operations prior to its acquisition by Lucent Technologies. Ms. Atkins served on the boards of directors of Towers Watson & Co. from January 2010 to November 2010, Reynolds American Inc. from July 2004 to June 2010, and SunPower Corporation from October 2005 to August 2012, Chico’s FAS, Inc. since January 2004, and Schneider Electric, SA since April 2011, as well as the boards of a number of private companies. Ms. Atkins is also the Chairman of SAP’s North American Advisory Board, was formerly an advisor to British Telecom and was a presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee. She is currently an Advisor to Bazaarvoice and Zoc Doc. Ms. Atkins holds a B.A. from the University of Massachusetts.

Qualifications to serve as director:    Ms. Atkins is independent and has deep expertise in many areas, including senior management and operational experience in the telecommunications industry. As a co-founder and Executive Vice President of Ascend Communications and formerly as an advisor to British Telecom, Ms. Atkins has a strong skill set in sales, marketing and international operations in the telecommunications industry and extensive knowledge of its principal customer segments. In addition, Ms. Atkins has significant public board experience, including large, multi-national enterprises, as well as service as a director of The NASDAQ Stock Market LLC and as a former appointee to the Pension Benefit Guaranty corporation advisory committee, which gives her broad experience and thought leadership in corporate governance matters generally, including executive compensation, and evolving best practices in corporate governance. Ms. Atkins currently chairs Polycom’s Compensation Committee and serves on the Corporate Governance and Nominating Committee. Ms. Atkins previously served as Lead Independent Director from May 2003 to February 2006.

David G. DeWalt has been a director of Polycom since November 2005. In May 2010, Mr. DeWalt was named Chairman of the Board of Directors. Mr. DeWalt has served as Chief Executive Officer of FireEye, Inc., an antivirus and cybersecurity company, since November 2012 and Chairman of the Board of FireEye since June 2012. Prior to joining FireEye, Mr. DeWalt served as President, Chief Executive Officer and director of McAfee, Inc., a provider of antivirus software and intrusion prevention solutions, from April 2007 until February 2011 when McAfee was acquired by Intel Corporation, a maker of semiconductor chips. Mr. DeWalt served as President of McAfee, a wholly-owned subsidiary of Intel, from February 2011 to July 2011. From December 2003 to March 2007, Mr. DeWalt held various positions at EMC Corporation, a developer and provider of information infrastructure technology and solutions, including as Executive Vice President, EMC Software Group, and the President of EMC’s Documentum and Legato Software divisions. Prior to joining EMC, Mr. DeWalt served as President and Chief Executive Officer of Documentum, Inc. from July 2001 to December 2003, Executive Vice President and Chief Operating Officer of Documentum from October 2000 to July 2001, and Executive Vice President and General Manager, eBusiness Unit, of Documentum from August 1999 to October 2000. Prior to joining Documentum in 1999, Mr. DeWalt was the founding principal and Vice President of Eventus Software from August 1997 to December 1998. Following the 1998 acquisition of Eventus by Segue, Inc. Software, Mr. DeWalt served as Segue’s Vice President, North American sales. Mr. DeWalt has served on the board of directors of Delta Air Lines since November 2011 and Jive Software since March 2011. Mr. DeWalt holds a B.S. in Computer Science and Electrical Engineering from The University of Delaware.

Qualifications to serve as director:    Mr. DeWalt is independent and has extensive senior management expertise in the technology industry, including as Chief Executive Officer of FireEye and, previously, as Chief Executive Officer of McAfee, Inc., as Executive Vice President, EMC Software Group, of EMC Corporation, and as President of McAfee, a wholly-owned subsidiary of Intel Corporation. Mr. DeWalt’s strategic and operational experience as a senior executive officer of a Fortune 500 company, as CEO of FireEye and, prior to that, as CEO of McAfee is directly relevant to strategic and operational issues faced by Polycom, including strategic positioning, go-to-market initiatives, international operations, strategic partnerships and mergers and acquisitions. In addition, Mr. DeWalt has a comprehensive understanding of the technology industry generally and of the prevailing industry trends, including industry consolidation. Mr. DeWalt is a member of Polycom’s

Compensation Committee (and served as Chair from February 2006 to May 2008) and previously served as Lead Independent Director from May 2008 to May 2010. Mr. DeWalt currently serves as Polycom’s Chairman of the Board.

John A. Kelley, Jr. has been a director of Polycom since March 2000. Mr. Kelley has served as the Chief Executive Officer of CereScan Corp., a provider of high-definition functional brain imaging, since July 2009 and as Chairman of the board of directors of CereScan since March 2009. Previously, Mr. Kelley served as the Chairman, President and Chief Executive Officer of McDATA Corporation, a provider of storage networking and data infrastructure solutions until McDATA was acquired by Brocade Communications Systems, Inc., a data infrastructure company, in January 2007. Mr. Kelley started at McDATA as President and Chief Operating Officer in August 2001. Prior to joining McDATA, Mr. Kelley served as Executive Vice President of Networks at Qwest Communications International, Inc. from August 2000 to December 2000. He served as President of Wholesale Markets for U.S. West, Inc. from May 1998 to July 2000. From 1995 to April 1998, Mr. Kelley served as Vice President and General Manager of Large Business and Government Accounts and President of Federal Services for U.S. West. Prior to joining U.S. West, Mr. Kelley was the Area President for Mead Corporation’s Zellerbach Southwest Business Unit from 1991 to 1995, and held senior positions at Xerox Corporation and NBI, Inc. Mr. Kelley served on the board of directors of McData Corporation from August 2001 until McDATA was acquired in January 2007. Mr. Kelley is also a director of several private company and not-for-profit boards. Mr. Kelley holds a B.S. in business management from the University of Missouri, St. Louis.

Qualifications to serve as director:    Mr. Kelley is independent and has broad experience, knowledge and expertise in the communications industry, including as chief executive officer of McDATA and in senior management positions at large telecommunications companies. Mr. Kelley’s strategic and operational experience as a senior executive officer and as chief executive officer in the telecommunications and networking industries is directly relevant to many of the strategic and operational issues faced by Polycom, including strategic planning, operations, finance, governance and industry consolidation. Mr. Kelley currently chairs Polycom’s Corporate Governance and Nominating Committee and is a member of the Audit Committee.

D. Scott Mercer has been a director of Polycom since November 2007. From April 2008 to April 2011, Mr. Mercer served as the Chief Executive Officer of Conexant Systems, Inc., a semiconductor solutions company that provides products for imaging, video, audio and Internet connectivity applications. Mr. Mercer also served on the board of directors of Conexant from May 2003 to April 2011 and served as Chairman of the board of directors of Conexant from August 2008 to April 2011. Mr. Mercer served as interim Chief Executive Officer of Adaptec, Inc., a provider of software and hardware-based storage solutions, from May 2005 through November 2005. Mr. Mercer also served as a senior vice president and advisor to the chief executive officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries, from February 2004 through December 2004. Prior to that, Mr. Mercer was a Senior Vice President and the Chief Financial Officer of Western Digital Corporation from October 2001 through January 2004. From June 2000 to September 2001, Mr. Mercer served as Vice President and Chief Financial Officer of Teralogic, Inc. From June 1996 to May 2000, Mr. Mercer held various senior operating and financial positions with Dell, Inc. In addition to Conexant, Mr. Mercer served on the boards of directors of Adaptec, Inc. from November 2003 to October 2008, SMART Modular Technologies (WWH), Inc. from June 2007 to January 2009, and Palm, Inc. from June 2005 until July 2010 when Palm was acquired by Hewlett-Packard Company. Mr. Mercer has served as a director of QLogic Corp. since September 2010. He holds a B.S. in Accounting from California Polytechnic University.

Qualifications to serve as director:    Mr. Mercer is independent and an audit committee financial expert, with significant senior management and operational experience over the last 29 years in a number of technology companies. Mr. Mercer’s experience as a senior executive officer, including as both chief executive officer and chief financial officer, of high growth technology companies gives him a strong skill set in planning, operations, compliance and finance matters. Further, Mr. Mercer has significant public board experience, which adds to his relevant knowledge and experience. Mr. Mercer serves on Polycom’s Audit Committee and Corporate Governance and Nominating Committee.

William A. Owens has been a director of Polycom since December 2005 and was previously a director of Polycom from August 1999 to May 2004. Mr. Owens presently serves as the Chairman of AEA Investors (Asia) since April 2006 and has served as Managing Director, Chairman and Chief Executive Officer of AEA Holdings Asia, a New York private equity company at various times during that period. Mr. Owens has served as Vice Chairman of the New York Stock Exchange, Asia since June 2012. Mr. Owens previously served as Vice Chairman, Chief Executive Officer and President of Nortel Networks Corporation, a global supplier of communications equipment, from May 2004 to November 2005. Prior to that, Mr. Owens served as Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from February 1999 to May 2004. During that same period, Mr. Owens also served as Chairman and Chief Executive Officer of Teledesic’s affiliated company, Teledesic Holdings Ltd. From 1996 to 1998, Mr. Owens was President, Chief Operating Officer and Vice Chairman of Science Applications International Corporation (SAIC). Mr. Owens was a career officer in the U.S. Navy where he served as commander of the U.S. Sixth Fleet in 1990 and 1991, and as senior military assistant to Secretaries of Defense Frank Carlucci and Dick Cheney. Mr. Owens’ military career culminated in his position as vice chairman of the Joint Chiefs of Staff where he had responsibility for the reorganization and restructuring of the armed forces in the post-Cold War era. Mr. Owens is widely recognized for bringing commercial high technology into the U.S. Department of Defense for military applications and as the architect of the Revolution in Military Affairs (RMA), an advanced systems technology approach to military operations. Mr. Owens has served on the board of directors of CenturyTel, Inc. since July 2009, Wipro Limited since July 2006, ViaSystems Group, Inc. since August 2012 and several philanthropic and private company boards. Mr. Owens was a member of the board of directors of Daimler Chrysler AG from November 2003 until April 2009, Embarq Corporation from May 2006 to July 2009 and Nortel Networks Corporation from February 2002 to November 2005. Mr. Owens holds a B.A. in mathematics from the U.S. Naval Academy, Bachelor’s and Master’s degrees in politics, philosophy, and economics from Oxford University, and a Master’s degree in Management from George Washington University.

Qualifications to serve as director:    Mr. Owens is independent and has extensive experience in the telecommunications industry following a distinguished military career, including as Vice Chairman of the Joint Chiefs of Staff. Mr. Owens has broad senior management and operational experience in the technology industry and at the highest levels in the military and government, where his responsibilities encompassed the reorganization and restructuring of the nation’s military. Mr. Owens brings a level of insight and experience to Polycom’s business and international operations that is unique. In addition, his past and current experience on the board of directors of very large international companies based in Europe and Asia, as well as his current position with AEA Holdings Asia where he devotes extensive time to business in Asia, provides directly relevant knowledge and insight to Polycom’s international operations and global strategies, particularly in the Asia-Pacific region. Mr. Owens was named to the National Association of Corporate Directors’ (NACD) 2011 Directorship 100. Mr. Owens serves on Polycom’s Compensation Committee and served as Lead Independent Director from February 2006 to May 2008.

Kevin T. Parker has been a director of Polycom since January 2005. Mr. Parker served as President and Chief Executive Officer of Deltek, Inc., a provider of enterprise software applications, from June 2005 to December 2012 and as Chairman of the board of directors of Deltek from April 2006 to December 2012. Prior to joining Deltek, Mr. Parker served as Co-President of PeopleSoft, Inc., an enterprise application software company, from October 2004 to December 2004, as Executive Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft from January 2002 to October 2004, and as Senior Vice President and Chief Financial Officer of PeopleSoft from October 2000 to December 2001. Prior to joining PeopleSoft, Mr. Parker served as Senior Vice President and Chief Financial Officer from 1999 to 2000 at Aspect Communications Corporation, a customer relationship management software company. From 1996 to 1999, Mr. Parker was Senior Vice President of Finance and Administration at Fujitsu Computer Products of America. Mr. Parker also serves on a private company board. Mr. Parker holds a B.S. in Accounting from Clarkson University and sits on its board of trustees.

Qualifications to serve as director:    Mr. Parker is independent, an audit committee financial expert, and a recognized technology industry leader with significant senior management and operational experience.

Mr. Parker’s service as both a president and chief executive officer, as a chief financial officer and in other significant senior finance roles gives him a valuable perspective into the operations and management of a company. From such roles, Mr. Parker has crucial insight into the technology industry, technology trends, and industry consolidation. In addition to his business and financial acumen, Mr. Parker brings operational experience to Polycom from his oversight of administrative, human resources, legal, facilities and IT functions. Mr. Parker serves as the chairman of Polycom’s Audit Committee.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board of Directors.

Required Vote

Each director nominee who receives more votes “FOR” than “AGAINST” of the shares of Polycom common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected.

PROPOSAL TWO

AMENDMENT OF THE 2011 EQUITY INCENTIVE PLAN

We are asking stockholders to approve an amendment to Polycom’s 2011 Equity Incentive Plan (the “2011 Plan”) to (1) add 10,500,000 shares to the total number of shares of our common stock reserved for issuance under the 2011 Plan, and (2) to amend the ratio that reduces the number of shares of our common stock issuable under the 2011 Plan for every one share subject to an award of restricted stock units, restricted stock, performance shares or performance units (the “fungible ratio”) to 1.54 shares from 1.83 shares (the share increase and the adjustment to the fungible ratio are referred to as the “Amendment”). In April 2013, the Board approved the Amendment, subject to the approval of the stockholders at the 2013 Annual Meeting. The 2011 Plan has not been amended in any material way (other than the Amendment) since stockholders last approved the 2011 Plan at our 2011 Annual Meeting of Stockholders.

Reasons for the Amendment

The Board believes that the Amendment is essential to Polycom’s continued success as the additional shares will enable Polycom to continue to use the 2011 Plan to achieve its employee performance, recruiting, retention and incentive goals. The Board and management believe that equity awards motivate high levels of performance, align the interests of employees and stockholders by giving employees the perspective of an owner with an equity stake in Polycom, and provide an effective means of recognizing employee contributions to the success of Polycom. The Board and management believe that equity awards are a competitive necessity in our high-technology industry and are essential to recruiting and retaining the highly qualified technical and other key personnel who help Polycom meet its goals, as well as rewarding and encouraging current employees. The Board and management believe that the continued ability to grant equity awards will be important to the future success of Polycom.

In addition to an increase in the shares reserved for issuance under the 2011 Plan, the Amendment reduces the fungible ratio from 1.83 shares to 1.54 shares for every one share subject to an award of restricted stock units, restricted stock, performance shares or performance units (referred to as “full value awards”). If stockholders approve the Amendment, grants of full value awards would reduce the number of shares issuable under the 2011 Plan at a lesser rate than if the fungible ratio had remained the same. As a result, the adjustment in the fungible ratio would enable us to grant more shares pursuant to full value awards even if, for example, the number of shares authorized for issuance under the 2011 Plan remained constant. If stockholders approve the Amendment, the maximum number of shares reserved for issuance under the 2011 Plan will be reduced by 1.83 shares for every one share subject to a full value award granted prior to June 5, 2013, and 1.54 Shares for every one share subject to a full value award granted on or after June 5, 2013. Additionally, if stockholders approve the Amendment, with respect to full value awards that are forfeited and that otherwise would return to the 2011 Plan, the unvested or cancelled shares under the forfeited full value award generally will be returned to the available pool of shares reserved for issuance under the 2011 Plan as follows: (1) for every share subject to a full value award granted prior to June 5, 2013, that is cancelled, terminated, expired or lapsed, 1.83 Shares will return to the available pool; (2) for every share subject to a full value award granted on or after June 5, 2013, that is cancelled, terminated, expired or lapsed, 1.54 Shares will return to the available pool; and (3) for every stock option that is cancelled, terminated, expired or lapsed, one share will return to the available pool.

If stockholders approve the Amendment, we currently anticipate that the shares available under the 2011 Plan will be sufficient to meet our expected needs through at least the first fiscal quarter of 2014, inclusive of the annual equity awards typically granted in the beginning of each fiscal year. We anticipate that we will be requesting additional shares under the 2011 Plan at our next annual meeting of stockholders. However, future circumstances and business needs may dictate a different result. In determining the number of shares to be added to the total number of shares reserved for issuance under the 2011 Plan, the Compensation Committee and the Board also considered the following:

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Remaining Competitive by Attracting/Retaining Talent.    As discussed above, the Compensation Committee and the Board considered the importance of an adequate pool of shares to attract, retain and reward our high-performing employees, especially since we compete with many technology companies for a limited pool of talent.

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Historical Grant Practices.    The Compensation Committee and the Board considered the historical amounts of equity awards that we have granted in the past three years. In fiscal years 2010, 2011 and 2012, we granted equity awards representing a total of 16.3 million shares.

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Forecasted Grants.    As discussed above, the Compensation Committee and the Board anticipates that the proposed 10,500,000 share increase, based on projected share utilization will be sufficient for our equity award usage through at least the first quarter of 2014. In determining the projected share utilization, the Compensation Committee and the Board considered a forecast that included the following factors: (i) 4,769,652 unissued shares remaining under the 2011 Plan; (ii) the additional 10,500,000 shares that would be available for grant under the 2011 Plan, if the stockholders approve the Amendment; (iii) estimated cancellations returned back to the 2011 Plan; (iv) the full value awards to be granted subject to stockholder approval of the Amendment (as set forth on the below table under the heading “Participation under the 2011 Plan”); (v) shares reserved to cover the potential payout of outstanding performance shares at maximum payout of 150% of target if top performance levels are attained; (vi) the impact of the fungible ratio for full value awards; and (vii) forecasted future grants which are “value-based” (meaning that share amounts granted will be determined based on the dollar value to be delivered to plan participants and company stock price). We anticipate that future grants will be larger than our historical grants on a numerical basis due to our lower stock price. Based on these projections, we expect to request additional shares under the 2011 Plan at our 2014 annual meeting of stockholders.

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Proxy Advisory Firm Guidelines.    Because of our significant institutional stockholder base, the Compensation Committee and the Board also considered the relevant guidelines from a proxy advisory firm. Our three-year average burn rate and the dilution relating to the proposed 10,500,000 share increase are within such guidelines.

Awards Outstanding Under Existing Grants

As of March 31, 2013, there were (i) 1,250,378 shares subject to outstanding stock options at a weighted average exercise price of $13.01, and with a weighted average remaining life of 2.89 years, (ii) 9,561,166 unvested and outstanding performance shares and restricted stock units, and (iii) 4,769,652 unissued shares. Accordingly, as of March 31, 2013, the 15,581,196 shares unissued or subject to our outstanding equity awards (commonly referred to as the “overhang”) represented approximately 8.9% of our outstanding shares.

We also have an on-going stock repurchase program that may impact the dilutive effect of our equity programs. During 2010, 2011 and 2012, we repurchased approximately 4.8 million, 2.0 million and 5.1 million shares, respectively.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE APPROVAL OF THE AMENDMENT OF THE 2011 EQUITY INCENTIVE PLAN.

Required Vote

Approval of the Amendment requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2013 Annual Meeting. If stockholders do not approve the Amendment to the 2011 Plan, no shares will be added to the total number of shares reserved for issuance under the 2011 Plan, and the 2011 Plan will continue under its existing terms without the increase in share reserves provided by the Amendment.

Description of the 2011 Equity Incentive Plan

The following is a summary of the principal features of the 2011 Plan, as amended by the Board to be effective on June 5, 2013, subject to stockholder approval. However, this summary is not a complete description of all of the provisions of the 2011 Plan, and is qualified in its entirety by the specific language of the 2011 Plan. A copy of the 2011 Plan is provided as Appendix A to this proxy statement.

Background and Purpose of the 2011 Plan

The 2011 Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, (5) performance shares and (6) restricted stock units (individually, an “Award”). The 2011 Plan is intended to attract, motivate, and retain (1) employees of Polycom and its subsidiaries, (2) consultants who provide significant services to Polycom and its subsidiaries, and (3) directors of Polycom who are employees of neither Polycom nor any subsidiary. The 2011 Plan also is designed to encourage stock ownership by employees, directors, and consultants, thereby aligning their interests with those of Polycom’s stockholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m). As defined in the 2011 Plan and used in the description below, “Shares” refers to shares of Polycom’s common stock.

Administration of the 2011 Plan

The 2011 Plan is administered by a committee (the “Committee”) appointed by the Board. The Compensation Committee of the Board administers the 2011 Plan and currently is expected to do so throughout the life of the 2011 Plan. The 2011 Plan requires that the Committee consist of at least two directors who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162 (m) (so that Polycom may be able to qualify for a federal tax deduction for certain compensation paid under the 2011 Plan).

Subject to the terms of the 2011 Plan, the Committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and interpret the provisions of the 2011 Plan and outstanding Awards. The Committee may delegate any part of its authority and powers under the 2011 Plan to one or more directors and/or officers of Polycom; provided, however, the Committee may not delegate its authority and powers with respect to Awards to non-employee directors and for Awards that are intended to qualify as performance-based compensation under Section 162(m) if the delegation could cause the Awards to fail to so qualify.

Number of Shares of Common Stock Available Under the 2011 Plan

We are asking stockholders to approve an increase of 10,500,000 shares in the number of shares reserved under the 2011 Plan. If stockholders approve the Amendment, the total number of Shares available for issuance under the 2011 Plan will be equal to the sum of (a) 30,300,000 and (b) any Shares (not to exceed 13,636,548) that otherwise would have been returned to our 2004 Equity Incentive Plan (the “2004 Plan”) after May 26, 2011, on account of the expiration, cancellation or forfeiture of awards granted under our 1996 Stock Incentive Plan (the “1996 Plan”) or the 2004 Plan. The maximum number of Shares that may be issued upon the exercise of incentive stock options also is equal to such amount, plus any Shares returned to the 2011 Plan that become available again for issuance, as described in the following two paragraphs, to the extent permitted by Section 424 of the Internal Revenue Code of 1986, as amended. Shares granted under the 2011 Plan may be either authorized but unissued Shares or treasury Shares. As of March 31, 2013, there were 1,250,378 Shares subject to issuance upon exercise of outstanding options, at a weighted average exercise price of $13.01, and with a weighted average remaining life of 2.89 years. In addition, as of March 31, 2013, there were a total of 9,561,166 Shares subject to outstanding performance shares and restricted stock units that remain subject to vesting and/or forfeiture. As of such date, excluding the additional Shares to be added pursuant to the Amendment, 4,769,652 Shares remained available for future issuance under the 2011 Plan. No Awards have been granted or may be granted under the 1996 Plan and 2004 Plan following the termination of such plans. As of March 28, 2013 (the last trading day of Q1 2013), the closing price of our common stock on NASDAQ was $11.08 per Share.

We are asking stockholders to approve an adjustment to the fungible ratio from 1.83 to 1.54 for full value awards granted under the 2011 Plan on or after June 5, 2013. If stockholders approve the Amendment, the maximum number of Shares reserved for issuance under the 2011 Plan will be reduced by 1.83 Shares for every one (1) Share subject to a full value award granted prior to June 5, 2013, and 1.54 Shares for every one (1) full value award granted on or after June 5, 2013. Additionally, if stockholders approve the Amendment, if an Award is settled in cash, is cancelled, terminates, expires, or lapses for any reason without having been fully exercised or vested, the unvested or cancelled Shares generally will be returned to the available pool of Shares reserved for issuance under the 2011 Plan in the same proportion; that is, for every share subject to a full value award granted prior to June 5, 2013, that is cancelled, terminated, expired or lapsed, 1.83 Shares will return to the available pool; for every share subject to a full value award granted on or after June 5, 2013, that is cancelled, terminated, expired or lapsed, 1.54 Shares will return to the available pool; and for every stock option that is cancelled, terminated, expired or lapsed, one (1) Share will return to the available pool.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to full value awards, is forfeited to or repurchased by Polycom, the unpurchased (or forfeited or repurchased, as applicable) Shares that were subject to the Award will become available for future grant or sale under the 2011 Plan. Upon exercise of a stock appreciation right settled in Shares, the gross number of Shares covered by the portion of the Award that is exercised will cease to be available under the 2011 Plan. Shares that have been issued under the 2011 Plan under any Award will not be returned to or become available for future distribution under the 2011 Plan; provided, however, that if unvested Shares of any full value awards are repurchased by Polycom or are forfeited to Polycom, those Shares will become available for future grant under the 2011 Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the 2011 Plan. To the extent an Award is paid out in cash rather than Shares, such cash payments will not reduce the number of Shares available for issuance under the 2011 Plan. Shares issued pursuant to Awards transferred under any stockholder approved exchange program to reprice options or stock appreciation rights will not become available for grant under the 2011 Plan.

If Polycom experiences a stock dividend, reorganization, or other change in capital structure, the Committee will, in such manner as it determines is equitable, adjust the number and class of Shares available for issuance under the 2011 Plan, the outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

No Repricing

No exchange programs to reprice options or stock appreciation rights are permitted under the 2011 Plan without the approval of our stockholders.

Eligibility to Receive Awards

The Committee selects the employees, consultants, and directors who will be granted Awards under the 2011 Plan. The actual number of individuals who will receive Awards cannot be determined in advance because the Committee has the discretion to select the participants. As of March 31, 2013, approximately 3,800 of our employees, six of our non-employee directors and approximately 600 of our consultants were eligible to participate in the 2011 Plan, although all eligible participants do not actually receive grants under the 2011 Plan based upon current equity participation guidelines adopted by the Committee.

Stock Options

A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the 2011 Plan, the Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not Polycom, to more favorable tax treatment). The Committee will determine the number of Shares covered by each option, but during any fiscal year of Polycom, no participant may be granted options (and/or stock appreciation rights) covering more than 1,500,000 Shares. During the fiscal year in which a participant first becomes an employee, he or she may be granted options (and/or stock appreciation rights) covering up to an additional 1,500,000 Shares.

The exercise price of the Shares subject to each option is set by the Committee but cannot be less than 100% of the fair market value (on the date of grant) of the Shares covered by the option. An exception may be made for any options that the Committee grants in substitution for options held by employees of companies that Polycom acquires (in which case the exercise price preserves the economic value of the employee’s cancelled option from his or her former employer). In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Polycom or any of its subsidiaries. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. The exercise price of each option must be paid in full in cash (or cash equivalent) at the time of exercise. The Committee also may permit payment through the tender of Shares that are already owned by the participant, or by any other means that the Committee determines to be consistent with the purpose of the 2011 Plan.

Options become exercisable at the times and on the terms established by the Committee. The Committee also establishes the time at which options expire, but the expiration may not be later than 10 years after the grant date (except upon the death of a participant, the Committee may in its discretion provide that such participant’s unexpired options may remain exercisable for 3 years after the date of death). In addition, a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Polycom or any of its subsidiaries may not be granted an option that is exercisable after five years from the option’s grant date.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) are awards that grant the participant the right to receive an amount (in the form of cash, Shares of equal value, or a combination of both, as determined by the Committee) equal to (1) the number of shares exercised, times (2) the amount by which Polycom’s stock price exceeds the exercise price. The exercise price is set by the Committee but cannot be less than 100% of the fair market value of the covered Shares on the grant date. An exception may be made for any SARs that the Committee grants in substitution for SARs held by employees of companies that Polycom acquires (in which case the exercise price preserves the economic value of the employee’s cancelled SAR from his or her former employer). A SAR may be exercised only if it becomes vested based on the vesting schedule established by the Committee. SARs expire under the same rules that apply to options, meaning that the expiration may not be later than 10 years after the grant date (except upon the death of a participant, the Committee may in its discretion provide that such participant’s SARs may remain exercisable for 3 years after the date of death). SARs also are subject to the same per-person limits (1,500,000 covered Shares for SARs and/or options in any fiscal year plus an additional 1,500,000 Shares for SARs and/or options in the fiscal year in which the participant first becomes an employee).

Restricted Stock

Awards of restricted stock are Shares that vest in accordance with the terms and conditions established by the Committee. The Committee determines the number of Shares of restricted stock granted to any participant, but during any fiscal year of Polycom, no participant may be granted more than 750,000 Shares of restricted stock (and/or performance shares and/or restricted stock units) plus an additional 750,000 Shares of restricted stock (and/or performance shares and/or restricted stock units) in the fiscal year in which a participant first becomes an employee.

In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it determines to be appropriate. Notwithstanding the foregoing, if the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

A holder of restricted stock will have full voting rights, unless determined otherwise by the Committee. A holder of restricted stock also generally will be entitled to receive all dividends and other distributions paid with respect to Shares; provided, however, that dividends and distributions generally will be subject to the same vesting criteria and transferability restrictions as the Shares upon which the dividend or distribution was paid.

Performance Units and Performance Shares

Performance units and performance shares are Awards that result in a payment to a participant (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Committee) only if performance goals and/or other vesting criteria established by the Committee are achieved or the Awards otherwise vest. The applicable performance goals (which may be solely continued employment) will be determined by the Committee and may be applied based on company-wide, departmental or individual goals, applicable federal or securities laws, or any other basis determined by the Committee in its discretion. However, if the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

During any fiscal year of Polycom, no participant may receive performance units having an initial value greater than $3,000,000. The Committee establishes the initial value of each performance unit on the date of grant. Additionally, no participant may be granted more than 750,000 performance shares (and/or restricted stock and/or restricted stock units) plus an additional 750,000 performance shares (and/or restricted stock and/or restricted stock units) in the fiscal year in which a participant first becomes an employee.

Restricted Stock Units

Restricted stock units represent a right to receive Shares at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the Shares issued in settlement of the Award, the consideration for which is furnished in the form of the participant’s service to Polycom. In determining whether an Award of restricted stock units should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it determines to be appropriate. Polycom may pay the appreciation in cash, in Shares or in a combination of both.

The initial value of each restricted stock unit on the date of grant will be equal to the fair market value of a Share on such date. No participant may be granted more than 750,000 restricted stock units (and/or performance shares and/or restricted stock) plus an additional 750,000 restricted stock units (and/or performance shares and/or restricted stock) in the fiscal year in which a participant first becomes an employee.

Non-Employee Director Awards

Each non-employee director receives automatic, non-discretionary Awards under the 2011 Plan. On the date of each annual meeting of stockholders, each individual who is re-elected to serve as a non-employee director of Polycom automatically is granted an Award of 20,000 restricted stock units. Each non-employee director of Polycom who is first appointed or elected to the Board on or after the 2011 Annual Meeting automatically receives, as of the date of such appointment or election, a restricted stock unit grant covering a number of Shares equal to the product of (A) 20,000, and (B) the percentage determined by dividing (i) the number of calendar months remaining in the one-year period starting with the date of the last annual meeting of stockholders immediately before the date the individual is first appointed or elected as a non-employee director of Polycom, including the month in which he or she was appointed or elected, by (ii) 12, rounded down to the nearest whole Share (such grant is referred to herein as an “Initial RSU Grant”). These grants of restricted stock units vest at such times and are subject to restrictions and conditions that the Committee determines.

The grants to be made on the date of the 2013 Annual Meeting are expected to vest approximately quarterly, over a period of slightly less than one year to provide for vesting of Awards in open Trading Windows (as defined in Polycom’s Insider Trading Policy) in accordance with Polycom’s practice (subject to the non-employee director remaining in service with Polycom). Once an individual ceases to be a director of Polycom, any then-unvested Shares subject to the restricted stock units will revert to Polycom. The current form of restricted stock unit agreement for grants to non-employee directors, however, contains a voluntary termination provision that provides that in the event a director voluntarily terminates his or her service from the Board not less than six months after the grant date of such award, then such restricted stock unit award will fully vest on the date of the director’s termination from service. The Committee may adopt procedures to permit non-employee directors to elect to forgo receipt of all or a portion of their annual retainer, committee fees and meeting fees in exchange for Awards. The number of Shares subject to such Awards will equal the amount of forgone compensation divided by the fair market value of a Share on the date the compensation otherwise would have been paid to the individual, rounded up to the nearest whole number of Shares.

The Board and the Committee have authority to change the type, number and terms of the automatic, non-discretionary Awards to be granted to non-employee directors in the future. The Committee (in its discretion) also may grant non-employee directors Awards under the 2011 Plan outside of the automatic, non-discretionary Award program.

Performance Goals

The Committee (in its discretion) may make performance goals applicable to a participant with respect to an Award. If the Committee desires that an Award be intended to qualify as “performance-based compensation” under Section 162(m) (discussed below), then at the Committee’s discretion, one or more of the following performance goals may apply:

•	Cash flow,

•	Customer satisfaction,

•	Earnings per share,

•	Margin,

•	Product quality,

•	Product unit sales,

•	Profit,

•	Return on equity,

•	Revenue, and/or

•	Total shareholder return.

Each of these goals is defined in the 2011 Plan. Any performance criteria used under the 2011 Plan may be measured, as applicable (1) in absolute terms, (2) in combination with more than one performance goal, (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company or companies or index or indices), (4) on a per-share or per-capita basis, (5) against the performance of Polycom as a whole or a business unit or units of Polycom, and/or (6) on a pre-tax or after-tax basis. Pursuant to the terms of the 2011 Plan, the Committee may determine whether any element(s) or item(s) will be included in or excluded from the calculation of any performance goal with respect to any participants. The Committee may choose a performance period that is not less than a fiscal quarter but not longer than a period of three fiscal years.

By granting awards that vest upon achievement of performance goals, the Committee may be able to preserve Polycom’s deduction for certain compensation in excess of $1,000,000. Section 162(m) limits Polycom’s ability to deduct annual compensation paid to Polycom’s Chief Executive Officer or our three other most highly compensated named executive officers (other than our Chief Executive Officer and Chief Financial Officer), to $1,000,000 per individual. However, Polycom can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. The performance goals listed above, as well as the per-person limits on Shares covered by Awards, permit the Committee to grant Awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby potentially permitting Polycom to receive a federal income tax deduction in connection with such Awards.

Limited Transferability of Awards

Awards granted under the 2011 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and all rights granted under an Award will be available to the participant during his or her lifetime only to such participant. Notwithstanding the foregoing, the Committee may permit an individual to transfer an Award to an individual or entity. Any transfer will be made without consideration and in accordance with procedures established by the Committee.

Amendment and Termination of the 2011 Plan

The Board generally may amend or terminate the 2011 Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent. The 2011 Plan will remain in effect until terminated by our Board, provided that incentive stock options may be granted only through May 26, 2021.

Summary of U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Polycom of equity awards granted under the 2011 Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options.    No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Polycom is subject to tax withholding by Polycom. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.    A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for Polycom.    Polycom generally will be entitled to a tax deduction in connection with an Award under the 2011 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to our three other most highly compensated named executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2011 Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The 2011 Plan has been designed to permit the Committee to grant Awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A.    Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2011 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Participation in the 2011 Plan

Our non-employee directors receive certain automatic Awards under the 2011 Plan. Further, in February 2013, we approved Awards to certain employees, including to our current executive officers. Certain of these Awards will be granted only if stockholders approve the Amendment. Awards to vice presidents and above, including to our current executive officers, comprise a mix of 50% performance shares and 50% restricted stock units. Additional grants of Awards (if any) that an employee, consultant or non-employee director may receive under the 2011 Plan is in the discretion of the Committee and, therefore, cannot be determined in advance. Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive Awards under the 2011 Plan.

The following table sets forth information with respect to the grant of full value awards under the 2011 Plan to (i) the executive officers named in the Summary Compensation Table, to all current executive officers as a group, and to all other employees as a group, that we have an obligation to grant under the 2011 Plan if our stockholders approve the Amendment (subject to continued employment) and those that we have granted on February 27, 2013, and (ii) all current non-employee directors as a group, that will be granted automatically on the date of the 2013 Annual Meeting under the 2011 Plan:

Name of Individual or Identity of Group and Position	Full Value Awards to be Granted Upon Approval of Amendment (#)(1)	Weighted Average Dollar Value of Full Value Awards to be Granted ($)(2)	Full Value Awards Granted February 27, 2013 (#)(3)	Weighted Average Grant Date Fair Value of Full Value Awards Granted February 27, 2013 ($)(4)
Andrew M. Miller	318,840	2,990,719	318,840	2,794,101
President, Chief Executive Officer and Member of the Board

Eric F. Brown	57,971	543,768	57,971	508,021
Chief Operating Officer, Chief Financial Officer, and Executive Vice President

Sayed M. Darwish	43,478	407,824	43,478	381,014
Chief Legal Officer and Executive Vice President, Corporate Development

Tracey E. Newell	33,816	317,194	33,816	296,341
Executive Vice President, Global Sales

Sudhakar Ramakrishna (5)	—	—	—	—
Former President, UC&C Products and Services

Michael R. Kourey (6)	—	—	—	—
Former Executive Vice President, Finance and Administration and Chief Financial Officer
All current executive officers as a group (5)(6)	473,188	4,438,503	473,188	4,146,707
All current non-employee directors as a group (7)	—	—	—	—
All other employees (including all current officers who are not executive officers) as a group	1,287,811	12,079,667	3,043,769	28,093,137

(1)	Full value awards to be granted upon approval of the Amendment are comprised of 100% restricted stock units.
(2)	The weighted average dollar value of full value awards is based on our per share stock price of $9.38 as of February 27, 2013.
(3)	Full value awards granted to executive officers on February 27, 2013 are comprised of 100% performance shares.
(4)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 14, 2013. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.
(5)	Mr. Ramakrishna terminated employment effective March 15, 2013. As a result, he no longer is eligible to participate in the 2011 Plan.
(6)	Mr. Kourey retired in February 2012. As a result, he no longer is eligible to participate in the 2011 Plan.
(7)	Each of our non-employee directors receives a grant of 20,000 restricted stock units on the date of each annual meeting of stockholders, provided that the non-employee director is re-elected at the annual meeting.

Summary

We believe strongly that the Amendment to the 2011 Plan is essential to our continued success. Awards such as those provided under the 2011 Plan constitute an important incentive and help us to attract and retain people whose skills and performance are critical to our success in a highly competitive high-tech industry. Our employees and directors are our most important asset. The 2011 Plan is vital to our ability to attract and retain outstanding and highly skilled individuals to work for Polycom and to serve on our Board of Directors.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with SEC rules, Polycom is providing its stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As described in detail under the section “Executive Compensation—Compensation Discussion and Analysis,” Polycom has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding the compensation of our named executive officers. This compensation philosophy is designed to align the interests of our named executive officers with the interests of our stockholders and is central to our ability to attract, retain and motivate executives who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in Polycom’s ability to attract and retain the executive talent necessary to guide Polycom during a time of tremendous growth opportunity and transition for Polycom. In addition, the Board urges Polycom stockholders to consider the following, which are described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis”:

•

A significant portion of our executive compensation is performance-based, and 2012 earned compensation reflects 2012 performance. Our performance targets are challenging and are expected to be achieved only with significant effort and skill.

•

The Compensation Committee has adopted many executive compensation best practices, including recently adopting an executive clawback policy and increasing stock ownership guidelines for our CEO to three times base salary.

•	Last year, over 97% of our stockholders voted in support of our executive compensation program.

•

We also conduct a robust stockholder outreach program and, throughout 2012, we met with holders representing approximately 80% of our outstanding shares in order to solicit their feedback and allow them an opportunity to provide input to management and the Board.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and, therefore, not binding on our Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of Polycom stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, will consider those stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE APPROVAL OF THE COMPENSATION OF

POLYCOM’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required for advisory approval of this proposal.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm to audit the financial statements of Polycom for the fiscal year ending December 31, 2013, which will include an audit of the effectiveness of Polycom’s internal control over financial reporting. PricewaterhouseCoopers LLP and its predecessor entities have audited Polycom’s financial statements since fiscal 1991. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to Polycom’s stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Polycom and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS POLYCOM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Polycom by PricewaterhouseCoopers LLP for the years ended December 31, 2011 and December 31, 2012 (in thousands).

	2011	2012
Audit Fees (1)	$2,204	$2,791
Audit-Related Fees (2)	168	19
Tax Fees (3)	8	30
All Other Fees	—	—

Total	$2,380	$2,840

(1)	Audit Fees consists of fees billed for professional services rendered for the audit of Polycom’s consolidated financial statements included in Polycom’s Annual Reports on Form 10-K and for the review of the financial statements included in Polycom’s Quarterly Reports on Form 10-Q, as well as services that generally only Polycom’s independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings. Audit Fees also includes the audit of the effectiveness of Polycom’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees for fiscal 2011 consists of fees billed for mergers and acquisitions services as well as for assurance and related services that are traditionally performed by Polycom’s independent registered public accounting firm. Audit-Related Fees for fiscal 2012 consists of fees billed for assurance and related services that are traditionally performed by Polycom’s independent registered public accounting firm.

(3)	Tax Fees consists of fees billed for support services related to tax audits by regulatory agencies and financial statement tax compliance work performed outside of the United States.

Pre-Approval of Audit and Non-Audit Services

Polycom’s Audit Committee has adopted a policy for pre-approving the services and associated fees of Polycom’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to Polycom by its independent registered public accounting firm, with certain exceptions described in the policy. The Policy for Preapproving Services and Fees of Polycom’s Independent Auditor is available on Polycom’s website at www.polycom.com, under the tabs “Company” and “Investor Relations—Corporate Governance.”

All PricewaterhouseCoopers LLP services and fees in fiscal 2011 and fiscal 2012 were pre-approved by the Audit Committee.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required for ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Corporate Governance Principles and Code of Business Ethics and Conduct

Polycom believes that strong corporate governance practices are the foundation of a successful, well-run company. Polycom is committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout Polycom and managing its affairs consistent with high principles of business ethics. The Board has adopted Corporate Governance Principles that set forth our principal corporate governance policies, including the oversight role of the Board. The Board first adopted these Corporate Governance Principles in 2003 and reviews them regularly, refining them from time to time.

In addition, Polycom has adopted a Code of Business Ethics and Conduct, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Corporate Governance Principles and the Code of Business Ethics and Conduct are available on Polycom’s website, www.polycom.com, under the tabs “Company” and “Investor Relations—Corporate Governance.” Polycom will disclose on its website any amendment to the Code of Business Ethics and Conduct, as well as any waivers of the Code of Business Ethics and Conduct that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”).

Director Independence

The Board has determined that, with the exception of Andrew M. Miller, who is an employee of Polycom, all of its current members are “independent directors” as that term is defined in the listing standards of NASDAQ. In the course of determining the independence of each non-employee director, the Board considered the annual amount of Polycom’s sales to, or purchases from, any company where a non-employee director serves as an executive officer. The Board determined that any such sales or purchases were made in the ordinary course of business and the amount of such sales or purchases in each of the past three fiscal years was less than 1% of Polycom’s or the applicable company’s consolidated gross revenues for the applicable year.

Board Leadership Structure

Polycom currently separates the positions of Chairman of the Board of Directors and Chief Executive Officer. The Board believes that its current leadership structure is appropriate at this time and provides the most effective leadership for Polycom in a highly competitive and rapidly changing technology industry. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that an important component of our current leadership structure is having an independent director serve as the Chairman of the Board who has the broad authority to set Board agendas, direct the actions of the independent directors, conduct executive sessions comprised only of the independent directors and communicate regularly with the Chief Executive Officer. In making this decision regarding the optimum leadership structure for Polycom at this time, the Board considered a number of factors, including the fact that David G. DeWalt, an experienced technology executive, had served as Polycom’s Lead Independent Director in the past and would be able to seamlessly transition into the role of Chairman of the Board of Directors without impact on the organization.

The Board has three standing committees—Audit, Compensation and Corporate Governance and Nominating, each of which are further described below. Each of the standing board committees is comprised solely of independent directors and each committee has a separate chair. Our independent directors generally meet in executive session at each regularly scheduled board meeting, and at such other times as necessary or appropriate as determined by the independent directors. In addition, on an annual basis, as part of our governance review and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates our leadership structure to ensure that it remains the optimal structure for Polycom.

Polycom also has a mechanism for stockholders to communicate directly with non-management directors through the Chairman of the Board of Directors (see “Contacting the Board of Directors” below for more information).

Board Role in Risk Oversight

The Board has risk oversight responsibility for Polycom. In its oversight role, the Board assesses Polycom’s strategy and concurs with management on the risk inherent in that strategy, understands the critical risks facing Polycom, ensures that management has implemented an appropriate system to manage risks (so that it can effectively identify, assess, mitigate, monitor and communicate about such risks) and provides effective risk oversight through the Board’s committee structure and oversight processes. As a technology company, we believe innovation and technological advancement will always require a certain amount of measured risk taking in pursuit of enhancing stockholder value; however, the Board recognizes that it is incumbent upon Polycom and its management to do so in a way that is responsible and consistent with Polycom’s overall strategy and to have effective systems in place that identify and mitigate those risks that could cause significant damage to Polycom’s reputation, business model or stockholder value.

Along such lines, it is management’s responsibility to manage risk and to bring material risks to Polycom to the Board’s attention. Polycom’s management has established an enterprise risk management (“ERM”) program, which is administered by management with oversight by the Audit Committee. The ERM program covers the strategic, operational, compliance and reporting risks that management believes are the most notable risks at Polycom. As set forth in its charter, the Audit Committee reviews at least annually Polycom’s processes to manage and monitor business and financial risk through its ERM process. In addition to Polycom’s ERM process, various committees are also tasked with specific risk oversight functions pursuant to the terms of the committee charters.

In addition to its oversight of the ERM program, the Audit Committee also oversees the risks relevant to its areas of responsibility as designated under its charter, such as financial and accounting risks, treasury and investment risks, and information technology security risks. Similarly, the Compensation Committee oversees the risks related to its charter responsibilities, such as risks relating to Polycom’s compensation policies and design of compensation programs and arrangements, and to the attraction and retention of key talent. Further, the Corporate Governance and Nominating Committee, in conjunction with the Compensation Committee, considers the risks relating to Chief Executive Officer and executive succession planning. Each of these Committees, in performing their respective risk oversight functions, has access to Polycom’s management and external advisors, as necessary, and reports their findings to the full Board. In addition, at each of its meetings and in particular at its annual strategic planning session at which the Board considers Polycom’s strategic direction, our Board discusses the key strategic risks that Polycom is currently facing. We believe that our directors provide effective oversight of Polycom’s risk management function.

Employee Compensation Risks

Per the discussions above, Polycom’s management and the Compensation Committee have assessed the risks associated with Polycom’s compensation policies and practices for all employees, including non-executive officers, and retained Radford to conduct an independent review of such compensation policies, practices and associated risks for the Compensation Committee in March 2013. Based on the results of these assessments, Polycom does not believe that its compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on Polycom.

Board Meetings and Committees

During fiscal 2012, the Board of Directors held seven (7) meetings. Each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during the past fiscal year. Each of our standing committees, Audit, Compensation, and Corporate Governance and Nominating, has adopted a written charter approved by the Board, which is available on Polycom’s website, www.polycom.com, under the tabs “Company” and “Investor Relations—Board Committees and Committee Charters.”

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of John A. Kelley, Jr., D. Scott Mercer and Kevin T. Parker, each of whom is “independent” as such term is defined for audit committee members by the listing standards of NASDAQ. Mr. Parker is the chairman of the Audit Committee. The Board has determined that each of Mr. Mercer and Mr. Parker is an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee held ten (10) meetings during the last fiscal year.

The Audit Committee is responsible for overseeing Polycom’s accounting and financial reporting processes and the audit of Polycom’s financial statements. The Audit Committee also assists the Board with the oversight of:

•	the integrity of Polycom’s financial statements;

•	Polycom’s internal accounting and financial controls;

•	Polycom’s compliance with legal and regulatory requirements;

•	the organization and performance of Polycom’s internal audit function;

•	the independent registered public accounting firm’s qualifications, independence and performance; and

•	Polycom’s ERM process.

The Audit Committee Report is included in this proxy statement on page 75.

Compensation Committee

The Compensation Committee currently consists of Betsy S. Atkins, David G. DeWalt and William A. Owens, each of whom qualifies as an independent director under the listing standards of NASDAQ. Ms. Atkins is the chairman of the Compensation Committee. The Compensation Committee held eight (8) meetings during the last fiscal year.

The Compensation Committee provides oversight of Polycom’s compensation policies, plans and benefit programs. The Compensation Committee also assists the Board in:

•

reviewing and making recommendations to the independent members of the Board with respect to the compensation of Polycom’s Chief Executive Officer and reviewing and approving the compensation of Polycom’s other executive officers;

•	approving and evaluating Polycom’s executive officer compensation plans, policies and programs;

•	overseeing the design of and administering Polycom’s equity compensation plans;

•	overseeing the design of Polycom’s primary incentive plans and administering such plans with respect to executive officers; and

•

reviewing executive succession planning and evaluating and making recommendations to the independent directors regarding non-employee director compensation in conjunction with the Corporate Governance and Nominating Committee.

See “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Compensation of Directors” below for a description of Polycom’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee Report is included in this proxy statement on page 57.

Compensation Committee Interlocks and Insider Participation

Ms. Atkins, Mr. DeWalt and Mr. Owens served as members of the Compensation Committee during fiscal 2012. No interlocking relationships exist between any member of Polycom’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Polycom or its subsidiaries.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Ms. Atkins, Mr. Kelley and Mr. Mercer, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Kelley is the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held three (3) meetings during the last fiscal year.

The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board on matters concerning corporate governance, board composition, board evaluations and nominations, board committee structure and composition, conflicts of interest and stockholder proposals. The Corporate Governance and Nominating Committee also periodically reviews the succession planning for the Chief Executive Officer and other executive officers of Polycom in conjunction with the Compensation Committee, and is responsible for evaluating and making recommendations to the independent directors regarding non-employee director compensation in conjunction with the Compensation Committee. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board submitted by stockholders of Polycom (see “Process for Recommending Candidates for Election to the Board of Directors” below for more information).

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board and recommending candidates for election to the Board. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be received by December 31st of the year prior to the year in which the recommended candidates will be considered for nomination, must be directed in writing to Polycom, Inc., 6001 America Center Drive, San Jose, California 95002, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Polycom within the last three years and evidence of the nominating person’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it recommends to the full Board for selection as director nominees are as follows:

•	The committee regularly reviews the current composition and size of the Board.

•

The committee oversees an annual evaluation of the performance of the Board as a whole and evaluates the performance of individual members of the Board eligible for re-election at the annual meeting of stockholders.

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In its evaluation of director candidates, including the members of the Board eligible for reelection, the committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the committee may consider appropriate.

•

While the committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the telecommunications industry and Polycom’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

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With regard to candidates who are properly recommended by stockholders or by other means, the committee will review the qualifications of any such candidate, which review may, in the committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the committee deems necessary or proper.

•

In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

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The committee will apply these same principles when evaluating candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the committee recommends the director nominees to the full Board for selection.

Director Resignation

Pursuant to Polycom’s Corporate Governance Principles, a director whose primary employment status changes materially from the most recent annual meeting of stockholders when such director was elected is expected to offer to resign from the Board. The Board does not believe that a director in this circumstance should necessarily leave the Board, but that the director’s continued service should be re-evaluated under the established Board membership criteria. Accordingly, the Corporate Governance and Nominating Committee will review and recommend to the Board whether the director’s continued service is appropriate, and the Board will then determine whether to accept such resignation.

In addition, a director who reaches the age of 75 will notify the Board and offer to submit a letter of resignation to the Board, to be effective at the next meeting of stockholders held for the election of directors. Such letter of resignation will be accepted by the Board unless the Corporate Governance and Nominating Committee determines, after weighing the benefits of such director’s continued contributions against the benefits of fresh viewpoints and experience, to nominate the director for another term.

Furthermore, Polycom’s bylaws and Corporate Governance Policies provide for a majority voting standard in uncontested elections of directors (i.e., the number of candidates for election as directors does not exceed the number of directors to be elected). Therefore, a nominee for election or reelection to the Board must receive more votes cast for than against his or her election or reelection in order to be elected or reelected to the Board. If an incumbent director fails to receive the required vote for reelection, the Board expects such director to tender his or her resignation. The Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for consideration by the Board. The Board will determine whether to accept or reject such resignation within 90 days from the certification of the election results.

Attendance at Annual Meetings of Stockholders by the Board of Directors

Although Polycom does not have a formal policy regarding attendance by members of the Board at Polycom’s annual meeting of stockholders, Polycom encourages, but does not require, directors to attend. Messrs. Kelley and Miller attended Polycom’s 2012 annual meeting of stockholders.

Contacting the Board of Directors

Any stockholder who desires to contact our non-employee directors may do so electronically by sending an e-mail to the following address: directorcom@polycom.com. Our Chairman of the Board receives these communications unfiltered by Polycom, forwards communications to the appropriate committee of the Board or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to investor@polycom.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section discusses our philosophy and practices related to our executive compensation program and analyzes the Compensation Committee’s decisions related to the compensation of our named executive officers (“NEOs”) for fiscal 2012, who were:

Name	Title
Andrew M. Miller	Chief Executive Officer and President

Eric F. Brown	Chief Operating Officer, Chief Financial Officer and Executive Vice President

Sayed M. Darwish	Chief Legal Officer and Executive Vice President, Corporate Development

Tracey E. Newell	Executive Vice President, Global Sales

Sudhakar Ramakrishna	Former President, UC&C Products and Services

Michael R. Kourey	Former Executive Vice President, Finance and Administration and Chief Financial Officer

Unless expressly noted, Mr. Kourey is not included in our discussion of the compensation decisions and results for our NEOs in 2012 due to his retirement in February 2012.

Executive Summary

Our executive compensation program is designed to reflect our pay for performance philosophy while attracting, retaining and motivating world-class executives who embolden our culture and strengthen our position in the extremely competitive and rapidly-changing high-technology industry.

2012 Performance

We are a global leader in open, standards-based unified communications and collaboration (“UC&C”) solutions for voice and video collaboration. We believe we are uniquely positioned as the UC&C ecosystem partner of choice through our strategic partnerships, support of open standards, innovative technology and customer-centric go-to-market capabilities. However, 2012 was a year of transition as business customers considered the rate at which to adopt video conferencing in their organizations, as well as the form of deployment, such as hardware or software. At Polycom, we continued to invest in our business in order to extend our vision of video ubiquity and execute on our long-term strategy to enable open, standards-based video collaboration across any network and on any device. To achieve our vision of video ubiquity, a mix of both hardware and software-enabled video collaboration capabilities will need to be deployed. This transition within our business and in our industry, coupled with a challenging macroeconomic environment, and a slow-down in China, contributed to a pause in the market as customers considered how best to proceed for their particular organization.

When compared to the overall UC&C industry, we believe that Polycom performed relatively well in 2012 and that we finished the year well-positioned from a strategic and competitive standpoint. Total revenue was $1.4 billion in 2012, which represents a 1% decline from 2011. Polycom’s product revenue was down 8%, while revenue from services was up 33% year-over-year, primarily due to increased maintenance revenues on a larger installed base and increased managed service revenues as a result of the HP Visual Collaboration business we acquired in 2011. Some of our 2012 accomplishments included:

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Announcing the largest product launch in Polycom’s history in October 2012, including new group video conferencing solutions, middle market solutions, software upgrades and the addition of scalable video coding to our technology portfolio.

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Continuing to execute on our vision of making video collaboration ubiquitous by making significant strategic investments in (i) cloud-based solutions, (ii) mobile solutions, (iii) a focused ecosystem of partners, (iv) our software infrastructure, the Polycom® RealPresence® Platform, and (v) growth markets.

•

Making strategic additions to strengthen our executive team by hiring best-in-class, experienced talent to grow and scale our operations, including hiring Eric F. Brown as our Chief Operating Officer, Chief Financial Officer and Executive Vice President.

•	Divesting our enterprise wireless voice solutions business, reflecting our focus on initiatives designed to extend our leadership in our core unified communications business.

We believe the performance of our NEOs in 2012, including their leadership in enabling Polycom to achieve the key accomplishments discussed above, has positioned Polycom well to continue being an industry leader and for future growth in line with our vision and long-term strategy. Despite these achievements, the transition of our industry had a pronounced effect on our performance in 2012 and is reflected in the 2012 compensation of our NEOs.

2012 Pay Reflected 2012 Performance

In 2012, our compensation program for our NEOs remained consistent with our philosophy of paying for performance. The industry transition we described above had a pronounced effect on our performance measures in 2012. Correspondingly, our total stockholder return (“TSR”) as measured against the NASDAQ Composite Index (the “NASDAQ Index”) and our target revenue and non-GAAP operating income objectives for 2012 were below our targets for long-term performance-based equity incentives and short-term cash incentives, respectively. Below is a table illustrating the result of each of our compensation components for our NEOs in fiscal 2012.

NEO Compensation Component	Fiscal 2012 Results
Base Salary See pages 44-45 for more details	No salary increases were approved in 2012.

Long-term Performance-based Equity Incentives (approx. 50% of equity granted to NEOs) See pages 48-53 for more details	Based on TSR performance, no performance shares were earned for the fiscal year 2012 performance period.

Short-Term Cash Incentives See pages 45-48 for more details	For the first half of 2012, we achieved 88% of our target revenue objective and 69% of our target non-GAAP operating income objective. As a result, no bonuses were paid with respect to the first-half target amounts.

For the second half of 2012, we achieved 89% of our target revenue objective and 100% of our target non-GAAP operating income objective. As a result, bonuses were paid at 78% of second-half target amounts.

On an annualized basis, our executive bonuses were generally paid at 39% of the targeted amount.

No discretionary bonuses were paid for 2012 performance.

Compensation Decisions in 2012

In May 2012, based on management’s recommendation, the Compensation Committee decided not to increase base salaries for director-level employees and above (i.e., approximately 10% of Polycom employees), which included our NEOs, due to the company’s financial performance in the first half of 2012 and management’s plan to continue investing in the business to be able to successfully execute on our long-term strategy. However, in the absence of salary increases and the recognized critical importance of retaining key employees, we granted restricted stock units (“RSUs”) to key employees, including the NEOs. The RSUs were tailored to vest over one year in order to balance the objectives of retaining employees deemed critical to achieving key short-term deliverables with respect to our product roadmap and the long-term stability of the organization. Certain key employees, including our NEOs, also received option awards that vest annually over two years. The Compensation Committee believed that the option awards provided an appropriate incentive at that point in time to further align the executives’ interests with our stockholders’ interests by rewarding them for achieving sustainable long-term results reflected in increases in our stock price. In determining the value of RSUs and option awards granted, the Compensation Committee considered a combination of factors, including market compensation data, the market volatility of our stock, the aggregate decline in retention value of unvested equity awards, and the absence of salary increases.

Prior to any decisions regarding compensation for the second half of 2012, the Compensation Committee requested management’s review and proposal to address overall retention concerns faced by the company given the continued pressure on stock performance and the resulting impact on the retention value of our annual grants, particularly for key employees who were deemed critical during this period of new product development and transition. As a result of this review, in August 2012, we granted additional equity awards (50% RSUs and 50% performance shares) to certain key employees, including our NEOs, with an emphasis on the research and development team, which were designed to increase the retention value for key employees and further align them with Polycom’s long-term goals and strategy. We believe each of these decisions was consistent with the philosophy and objectives of our executive compensation program and alignment with stockholder interests.

Summary of Realized Pay for 2012

The actual compensation realized by our NEOs in fiscal 2012 is summarized in the table below, along with the compensation reflected in the Summary Compensation Table on page 58. The “Summary Comp Table” data includes actual cash compensation (base salary and bonus) earned for 2012 performance, plus the full grant date value of performance shares, RSUs and stock options granted in 2012. The “Realized Comp” data includes actual cash compensation (base salary and bonus) earned for 2012 performance, plus the value realized from performance shares and RSUs that vested and stock options that were exercised in 2012, including from awards granted prior to 2012.

Note: The 2012 Other NEO Realized Pay chart includes compensation for NEOs, other than the CEO and Mr. Kourey, who retired in early 2012.

As illustrated in the above charts, despite meaningful equity awards granted to our NEOs, our CEO realized approximately 50% of his total Summary Comp Table compensation and our other NEOs realized approximately 32% of their total Summary Comp Table compensation in 2012 on an aggregated basis.

CEO and NEO Targeted Compensation Mix

Consistent with the pay for performance philosophy of our executive compensation program, our targeted pay mix is heavily weighted toward incentive pay, primarily in the form of long-term equity awards. The charts below illustrate how the mix of total direct compensation (which includes base salary, short-term cash incentives and equity awards) for our CEO and NEOs emphasize variable compensation, with a significant focus on long-term incentives tied to our long-term stock performance.

Note:	The Other NEO Targeted Compensation Mix chart includes total direct compensation of all NEOs other than the CEO, Mr. Kourey (who retired in early 2012) and Mr. Brown, whose new hire package in 2012 included a higher than normal mix of RSUs to compensate him for the loss of equity value he left behind at his last employer in order to recruit him to Polycom.

How We Pay for Performance and Align with Stockholder Interests

Our executive compensation program includes the following features designed to focus on pay for performance and corporate governance while aligning with the interests of our stockholders:

✓	Performance-based Compensation. A significant portion of our NEOs’ compensation consists of performance-based incentives based on TSR or achievement of our key financial goals.

✓	Rigorous Performance Metrics. Our performance goals are challenging and designed to reward only significant achievement.

✓	Robust Stockholder Outreach. Throughout the year, we meet with stockholders who own approximately 80% of our shares to provide an opportunity for feedback.

✓	Annual Review of Executive Compensation Program. On an annual basis, we review and obtain a stockholder advisory vote on our executive compensation program.

✓	Competitive Compensation. We use market data to offer competitive compensation in order to attract, retain and motivate world class executives. Actual pay is dependent on performance.

✓	Award Caps. Performance-based awards under our long-term equity incentive plans are capped at 150% and awards under the short-term cash incentive plan are capped at 250%.

✓	Severance Program. Our executive severance plan is consistent with that of our peers.

✓	Double Trigger Equity Acceleration Upon a Change-in-Control. Our equity agreements only provide for acceleration of awards if the executive is involuntarily terminated (without cause) in conjunction with a change-in-control.

✓	Regular Review of Share Utilization. We regularly review our overhang and burn rates to ensure that we are engaging in responsible granting practices and that the dilutive impact of our stock compensation remains at appropriate levels.

✓	No Option Repricing without Stockholder Approval. Option repricing without stockholder approval is not permitted under our 2011 Equity Incentive Plan.

✓	No Excessive Perquisites. A small amount of perquisites are provided to our executives, consistent with the practices of our peer companies.

✓	No Tax Gross-Ups on Perquisites or in Connection with a Change-in-Control.

How We Mitigate Excessive Risk Taking Behavior

Our executive compensation program includes the following features designed to mitigate risk and not encourage decisions that maximize short-term results at the expense of long-term value:

✓	Independent Compensation Committee Consultant. The Compensation Committee has engaged Radford as our independent compensation consultant in the areas of executive compensation and governance. An independent compensation consultant also annually reviews and assesses our compensation program for risk.

✓	Executive Compensation Clawback Policy. We recently adopted a clawback policy for cash- and performance-based equity awards to executive officers if the company is required to provide a material restatement of its financial statements for any of the prior three fiscal years due to any fraud or intentional misconduct by an executive officer.

✓	CEO and Executive Officer Stock Ownership Guidelines. We maintain stock ownership guidelines that apply to our executive officers. We recently increased our CEO guidelines to 3x base salary.

✓	Director Stock Ownership Guidelines. We maintain stock ownership guidelines that apply to members of our Board at 3x their annual cash retainer.

✓	No Hedging of Polycom Stock. All employees, including NEOs, are prohibited from hedging Polycom’s stock.

Results of 2012 Advisory Vote on Executive Compensation and Stockholder Outreach

At the 2012 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers, with over 97% of stockholder votes cast voting in favor of our say-on-pay proposal. As we evaluated our compensation practices and talent needs throughout 2012, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to our financial and qualitative non-financial goals and in support of enhancing stockholder value. As a result, we decided to retain our general approach with respect to our executive compensation program, with an emphasis on delivering short- and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders and results in less realized pay in years when our stock is not performing. We also conduct a robust stockholder outreach program and meet throughout the year with holders of approximately 80% of our outstanding shares in order to solicit their feedback and allow them an opportunity to provide input.

Overview of Compensation Program and Philosophy

Our executive compensation program and philosophy are designed to attract, motivate and retain talented executives responsible for the success of Polycom. Our executive compensation program emphasizes paying for performance, requiring achievement of financial and strategic objectives as well as individual performance goals. Our program’s objectives are to:

•	Offer a total compensation program that considers the compensation practices of our peer companies, so as to recruit and retain top executive talent;

•	Motivate executive officers to achieve quantitative financial and qualitative non-financial goals by directly and meaningfully linking the achievement of these goals with compensation;

•	Provide short-term cash incentives that take into account our overall financial performance relative to corporate objectives and individual contributions by executives; and

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Align the financial interests of executive officers with those of our stockholders by providing significant long-term equity-based incentives while carefully considering both stockholder dilution and compensation expense.

These objectives function as a guide in setting our executive officers’ compensation and in assessing the appropriate balance between different elements of compensation. Rather than using pre-established policies or formulas to allocate compensation among various elements, we consider target ranges for base salary, target short-term cash incentives, and long-term equity-based incentives relative to certain peer companies, as described in more detail on page 42.

Role and Authority of Our Compensation Committee

The Compensation Committee currently consists of directors Betsy S. Atkins (Chair), David G. DeWalt, and William A. Owens, each of whom served on the Compensation Committee for all of 2012 and qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market LLC, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee oversees the company’s compensation policies, plans and benefit programs. It has the final decision-making authority with respect to the compensation of our executive officers, including the NEOs and other officers reporting under Section 16 of the Securities Exchange Act of 1934, other than for the CEO, whose compensation is recommended by the Compensation Committee but determined by the independent members of the full Board. The Compensation Committee, along with the Corporate Governance and Nominating Committee of the Board, also reviews executive succession planning and did so in 2012. In carrying out its responsibilities, the Compensation Committee may engage outside consultants and/or consult with Polycom’s Human Resources department. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers and may delegate certain responsibilities to one or more of its members or Polycom’s directors or to management. For example, the Compensation Committee has authorized management to create country-specific rules to enable administration of equity awards in compliance with the laws of the jurisdictions in which such awards may be granted.

Role of Executive Officers in Compensation Decisions

The Compensation Committee regularly meets with our CEO to obtain recommendations regarding the compensation of the other NEOs and employees. Typically, our CEO annually reviews the performance of our executive officers. To assist our CEO in his review, our Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) provides a performance assessment of the Worldwide Controller and Principal Accounting Officer, who reports directly to our COO/CFO, and makes a recommendation with respect to her compensation. Our CEO shares his performance assessment of each executive officer with the Compensation Committee. Our

CEO’s performance assessment of each executive officer generally addresses financial and non-financial objectives and the executive officer’s performance over a given year. In establishing an executive officer’s actual compensation, the Compensation Committee may take into account the CEO’s performance assessment of the executive officer. However, the Compensation Committee is not bound by and does not always accept those recommendations. Our CEO also provides a self-evaluation to the full Board on an annual basis. The Compensation Committee considers the self-evaluation and the factors described above, as well as our performance as a whole and competitive market data when reviewing and making recommendations to the independent members of the full Board with respect to the CEO’s compensation. Once the targeted amounts for him are set by the independent members of the Board, the CEO’s cash incentive compensation and long-term equity-based compensation awards (i.e., performance shares) are determined solely on the achievement of corporate performance. However, the Compensation Committee retains negative discretion to reduce (but not increase) the cash incentive compensation and the number of shares that otherwise would vest as a result of the achievement of the performance goals for the CEO and executive officers, if it deems appropriate.

Our CEO and other executives, as requested by the Compensation Committee, attend Compensation Committee meetings, but they are excused from meetings when certain matters of executive compensation are discussed, as appropriate. The Compensation Committee and independent members of the full Board make decisions with respect to the CEO’s compensation package without him present.

Role of Compensation Consultant

For 2012, the Compensation Committee engaged Radford, an Aon Hewitt company, to provide compensation consulting services. Radford serves at the discretion of the Compensation Committee. Radford provides the following services:

•	On an annual basis, reviews executive compensation relative to the market and our performance and assists with recommendations relating to executive compensation;

•	On an annual basis, assists the Compensation Committee with respect to equity award recommendations;

•	Updates the Compensation Committee regarding executive compensation developments;

•	Attends Compensation Committee meetings as requested;

•	Support the company in preparation of filings with the Securities and Exchange Commission; and

•

Provides such other assistance as the Compensation Committee or management requests, for example, reviewing our executive compensation philosophy and updating our peer group of companies used in analyzing our executive compensation program for the year.

Peer Companies

The Compensation Committee compares and analyzes our executive officers’ compensation with those of its peer group of companies, consisting of two groups. First, a specified group of companies (the “Specified Peer Group”) is chosen based on both their respective businesses and business models and appropriate size with regard to revenues, market capitalization and number of employees (generally one-third to three times the size of Polycom to ensure that there is an appropriate fit in terms of size, number of companies and business similarity). Second, a broader set of companies’ data is reviewed in survey data (as described further below). In 2012, the Compensation Committee engaged Radford to recommend the companies to comprise our peer companies. Radford compiled data through publicly available information and from data collected in the Radford Global Technology Survey for companies with revenues between $1 billion and $3 billion. After analyzing the data, the Compensation Committee determined that no changes would be made to the Specified Peer Group used for conducting compensation analyses for 2012, other than the exclusion of Novell, Inc. due to its acquisition in 2011. The table below sets forth our Specified Peer Group:

Specified Peer Group

• Autodesk, Inc.	• Informatica Corporation	• Plantronics, Inc.

• Avid Technology, Inc.	• Intuit, Inc.	• Riverbed Technology, Inc.

• BMC Software, Inc.	• JDS Uniphase Corporation	• salesforce.com, inc.

• Brocade Communications Systems, Inc.	• Juniper Networks, Inc.	• Synopsys, Inc.

• Cadence Design Systems, Inc.	• Logitech International S.A.	• TIBCO Software, Inc.

• Citrix Systems, Inc.	• NetApp, Inc.	• Trimble Navigation Limited

• F5 Networks, Inc.	• Nuance Communications, Inc.	• VeriSign, Inc.

Additionally, in setting executive compensation for 2012, the Compensation Committee considered the survey data, which was used to validate the data from the Specified Peer Group and to avoid having companies in the Specified Peer Group whose executive compensation widely differ from others in the Specified Peer Group (i.e., outliers) from unduly influencing the Compensation Committee’s decisions. The survey data also was useful in obtaining a broader understanding of the compensation levels being paid across a larger group of similarly-sized technology companies, as we compete with a broader group of companies than our Specified Peer Group in attracting and retaining executive talent. It should be noted that (i) some of the Specified Peer Group companies are included in the survey data, and (ii) there is no individual company data applied from the survey group of companies. The Compensation Committee did not look at individual companies within the survey group, but instead analyzed Radford’s market information derived from a blend of the Specified Peer Group and survey data (the “Peer Companies”).

In 2012, Radford assisted the Compensation Committee and the independent directors in reviewing executive compensation for our NEOs by comparing market data against the pay elements of our executive compensation program including: base salary, short-term cash incentives, and long-term equity-based incentives. Radford analyzed our pay practices against our Peer Companies, and the market in general, and made recommendations for base salary adjustments, bonus targets and long term equity opportunities for our NEOs and other executive officers, consistent with our executive compensation philosophy. All recommendations, together with individual performance, market positioning and executive input contributed to the Compensation Committee’s final pay recommendations. In February 2012, Radford assisted the Compensation Committee and the independent directors in reviewing 2012 compensation for the CEO and long-term equity incentives for executives using data from the Peer Companies.

Components of Compensation

The principal components of our executive officer compensation include:

• Base salary	• Termination and change-in-control arrangements

• Short-term cash incentives	• Retirement benefits provided under a 401(k) plan

• Long-term equity-based incentives	• Executive perquisites and generally available benefit programs

We believe each of these components is necessary to help us attract and retain the executive talent on which our success depends. These components also allow us to reward performance throughout the year and to provide incentives that balance appropriately the executive’s focus between our short-term and long-term strategic goals. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy.

The Compensation Committee reviews the entire executive compensation program at least annually with the aid of Radford. However, the Compensation Committee may review one or more components at any time as considered necessary or appropriate to ensure the components remain competitive and appropriately designed to reward performance.

In 2012, the Compensation Committee reviewed compensation tally sheets that show the total compensation package for each executive officer in the prior year. The tally sheets include information on base salary and market data, short-term cash incentives, and long-term equity-based incentives, as well as information regarding an executive officer’s employee benefits and perquisites and estimates of severance or other benefits payable in the event of certain terminations of employment. The tally sheets provided target and maximum amounts for 2012 with respect to short-term cash incentives, long-term equity-based incentives and any other applicable benefits. The purpose of the tally sheets is to provide the Compensation Committee with a comprehensive snapshot of each executive officer’s compensation based on the prior year’s compensation decisions to allow the Compensation Committee to make more informed compensation decisions for the current year.

Target Compensation.    For 2012 and 2013, we reviewed base salary, short-term cash incentives, and long-term equity-based incentives relative to our Peer Companies. In general, compensation is targeted to be within a competitive range around the following percentiles as compared to the Peer Companies and references to targeted percentiles in this Compensation Discussion and Analysis are discussions of these targeted competitive ranges:

Elements of Compensation	2012 Target	2012 Target Range

Base salary	50th percentile	+/- 10% of target percentile

Target short-term cash incentives	75th percentile with greater than 75th percentile for above plan performance	+/- 15% of target percentile

Long-term equity-based incentives	50th percentile	+/- 30% of the target percentile

In setting the compensation for a particular NEO, the Compensation Committee considers both individual and corporate factors, as well as market data with respect to similarly situated individuals at the Peer Companies, in order to determine the appropriate level of compensation for each NEO. Consequently, if there are differences in the amount or type of compensation paid among the NEOs, including the CEO, the differences are primarily due to a similar disparity among positions within the Peer Companies generally, as well as other factors such as an NEO’s tenure, new hire incentives, experience, skills, knowledge, responsibilities and performance. These and other subjective factors may influence the Compensation Committee’s decision regarding the compensation level and package that is appropriate for a particular NEO. However, the weight given to these factors by the Compensation Committee cannot be quantified and is not determined under a formula. Further, our actual performance as compared to the applicable performance goals with respect to performance-based compensation may result in a compensation level and package above or below the target. For example, performance goals that are stretch goals and are especially challenging to achieve may result in below-target compensation.

Non-GAAP Measures.    We use GAAP revenue and non-GAAP measures of operating results, which are adjusted to exclude certain costs, expenses, gains and losses that management believes appropriate to enhance an overall understanding of our past financial performance as well as our future potential. Our 2012 non-GAAP operating income excluded stock-based compensation expense, effect of stock-based compensation expense on warranty rates, acquisition related costs, amortization of purchased intangibles, restructuring costs, severance costs related to our former CFO’s retirement, costs associated with indemnification of a former officer, and income from discontinued operations. Non-GAAP results are an indication of our performance before gains, losses or other charges that are considered by management to be outside of our core results and are excluded by management for purposes of internal budgets and making operating decisions. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for the planning and forecasting of future periods. As a result, the Compensation Committee also utilize these non-GAAP measures as a means of measuring and rewarding executive performance, as appropriate.

New Hire

We hired Eric F. Brown in February 2012 to serve as Chief Operating Officer, Chief Financial Officer, and Executive Vice President following the retirement of Michael R. Kourey, our former Executive Vice President, Finance and Administration and Chief Financial Officer. In negotiating Mr. Brown’s new hire compensation, the Compensation Committee reviewed and considered the total target cash compensation and equity position that Mr. Brown had with his then-current employer as well as market data for his anticipated combined role as both COO and CFO, and provided a compensation package that offered him approximately similar total target cash and equity opportunities compared to his then-current employer, if we met our 2012 goals. The Compensation Committee believed this was necessary in order to attract Mr. Brown to join our company and to provide him with the necessary incentives to drive and grow our business.

Base Salary

We provide base salary to our NEOs and other employees to compensate them for services rendered on a day-to-day basis. The Compensation Committee typically reviews our NEOs’ salaries in the second quarter of the year in conjunction with performance evaluations. Increases generally are awarded within the context of our overall annual merit increase budget before considering more specific individual and market competitive factors. The Compensation Committee does not apply specific formulas to determine adjustments.

Base salaries for our executive officers, including our NEOs, have not increased since July 2011. In May 2012, the Compensation Committee reviewed executive compensation data provided by Radford assessing our current executive base salary levels against market levels for similarly situated individuals at the Peer Companies (other than with respect to Mr. Kourey, who retired in early 2012). Radford provided data for NEOs for the Compensation Committee’s consideration. Although the data reviewed suggested that moderate increases in base salaries for certain NEOs would be appropriate compared to market levels, management recommended, and the Compensation Committee agreed, that no increases would be provided with respect to 2012 base salaries for NEOs, in addition to director-level employees and above (i.e. approximately 10% of the company). The Compensation Committee and management believed this decision to be appropriate due to company performance and the objective of continuing to invest in the business to be able to successfully execute on our long-term strategy.

As demonstrated in the following table, other than with respect to Messrs. Brown and Darwish, each NEO’s respective 2012 base salary was within the 2012 target range, based on the 50th percentile.

Named Executive Officer	Base Salary Level ($)	Low End of 50th Percentile Range ($)	High End of 50th Percentile Range ($)	Position in 50th Percentile Range
Andrew M. Miller	750,000	708,273	857,010	Within
Eric F. Brown	600,000	447,636	541,640	Above
Michael R. Kourey (1)	461,440	—	—	—
Sayed M. Darwish	401,700	323,273	391,160	Above
Tracey E. Newell	400,000	359,273	434,720	Within
Sudhakar Ramakrishna	420,000	367,818	445,060	Within

(1)	Mr. Kourey retired in early 2012 and therefore his salary was not reviewed by the Compensation Committee.

The variances from the targeted market position with respect to the base salaries payable to Messrs. Brown and Darwish were not considered to be significant. Mr. Brown’s salary was determined with his hire in February 2012 and was set at the same level as his base salary with his prior employer. The Compensation Committee believed this was necessary in order to recruit Mr. Brown to Polycom. The variance for Mr. Darwish is attributable to a combination of tenure, performance, and responsibilities.

2012 Target Short-Term Cash Incentives

In May 2012, the Compensation Committee reviewed the target short-term cash incentives for the NEOs as compared to the Peer Companies. Following the review, the Compensation Committee recommended, and the independent directors approved, leaving Mr. Miller’s target short-term cash incentive percentage at 100% of base salary, which is below the targeted 75th percentile range for target short-term cash incentives, as they believed Mr. Miller’s overall compensation package to be competitive. Mr. Brown’s target incentive percentage for 2012 was set at 100% of base salary. This percentage was determined in connection with his new hire package, and was intended to provide him with a substantially similar total target cash compensation as compared to the compensation at his previous employer, if we met our revenue and non-GAAP operating income goals. We believed this was necessary in order to provide Mr. Brown with the appropriate financial incentives to join us from his prior employer. At the time that the Compensation Committee reviewed Ms. Newell’s short-term incentive percentage, they considered the competitive data of the Peer Companies, but determined not to adjust her short-term cash incentive percentage at that time based on internal equity considerations and her responsibilities. We also determined that other NEOs’ target short-term cash incentive percentages were competitive and, therefore, maintained the same percentages as in the previous year.

Named Executive Officer	Target Short-Term Incentive (%)	Low End of 75th Percentile Range (%)	High End of 75th Percentile Range (%)	Position in 75th Percentile Range
Andrew M. Miller	100	113	150	Below
Eric F. Brown	100	87	115	Within
Michael R. Kourey	—	—	—	—
Sayed M. Darwish	75	65	86	Within
Tracey E. Newell	80	87	115	Below
Sudhakar Ramakrishna	80	65	86	Within

2012 Short-Term Cash Incentives

To focus each executive officer on the importance of achieving our goals, typically a substantial portion of the officer’s potential annual compensation is set in the form of short-term cash incentive compensation that is tied to achievement of those goals. We maintain the Performance Bonus Plan and Management Bonus Plan, which are administered by the Compensation Committee and under which our NEOs may participate and be eligible to receive bonuses. (However, as noted above, the CEO’s compensation, including short-term cash incentive compensation, is recommended by the Compensation Committee but determined by the independent members of our Board.)

Performance Bonus Plan.    Our Performance Bonus Plan is intended to focus our executive officers on meeting and exceeding our operating plan and maximizing our delivery of rewards to its stockholders and employees. The Performance Bonus Plan is intended to permit the payment of bonus awards that qualify as performance-based compensation under Section 162(m) of the Code. Under the Performance Bonus Plan, bonuses are paid only if the performance goals set by the Compensation Committee at the beginning of the applicable performance period are achieved. In setting the performance goals, the Compensation Committee assesses the anticipated difficulty and relative importance to the success of Polycom of achieving the performance goals. Accordingly, the actual awards (if any) payable for any given year will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee. The Compensation Committee has the discretion to determine whether a bonus will be paid in the event an executive terminates employment before the bonus is scheduled to be paid. In addition, the Compensation Committee has negative discretion to decrease (but not increase) the bonuses that otherwise would be paid under the Performance Bonus Plan based on actual performance versus the specified goals.

In 2012, we amended the Performance Bonus Plan to (i) provide for additional flexibility in measuring the achievement of the applicable performance goals and calculating the awards payable during a performance period, and (ii) increase the maximum award potentially payable under the terms of the Performance Bonus Plan during any three fiscal year period to $10 million (an increase of $1 million). Our stockholders approved the Performance Bonus Plan, as amended, at our 2012 Annual Meeting of Stockholders, with over 97% of stockholder votes cast voting in favor of the amended plan.

For 2012, the Compensation Committee approved two, six-month performance periods under the Performance Bonus Plan, one beginning on January 1, 2012, and the other on July 1, 2012. There were two, equally weighted performance goals for NEOs under the Performance Bonus Plan for each performance period—revenue and non-GAAP operating income—which were measured against corresponding target amounts established in conjunction with our 2012 annual operating plan. These comparisons yielded an achievement percentage for each of the applicable performance goals, which were then further compared to a pre-determined matrix that yielded a percentage to be applied to each NEO’s target bonus amount. We believe that our revenue and non-GAAP operating income are important financial metrics that reflect our performance as a company and drive stockholder value. The Compensation Committee, in consultation with Radford, approved the performance goals, which were the same metric that applied to 2011 bonuses, in order to motivate and align the NEOs to work toward these company-wide objectives as a team to achieve our success in 2012.

Each participating NEO’s target bonus amount was allocated equally between the two performance periods. The Compensation Committee believed that a semi-annual bonus plan would provide incentives that drive achievement of the fiscal 2012 operating plan, but also would maintain flexibility to set performance goals for the second half of the year based on the market conditions at that time if necessary and appropriate. This semi-annual plan design was intended to ensure that the goals remained challenging and that attainment of them was not unrealistic. The Compensation Committee believed that this flexibility would help ensure that our management team remained motivated throughout an unpredictable year.

2012 Management Bonus Plan.    During the first half of 2012, Mr. Brown participated in our Management Bonus Plan as a result of his ineligibility to participate in the Performance Bonus Plan due to his hire date. The Management Bonus Plan, similar to the Performance Bonus Plan, had two, six-month performance periods beginning on January 1, 2012, and July 1, 2012, and target bonuses were allocated equally between the periods. For Mr. Brown, any bonus payable for the first performance period was subject to proration based on his hire date. For the first half of 2012, Mr. Brown’s target bonus as a percentage of his eligible salary of $217,500 was 100%, and the potential award he could receive under the Management Bonus Plan ranged from 0% to 250% of target. The corporate performance goals under the Management Bonus Plan were the same as those under the Performance Bonus Plan (i.e., revenue and non-GAAP operating income), although any award under the Management Bonus Plan would not qualify as “performance-based” compensation under Section 162(m) of the Code.

Actual Bonuses.    The actual award (if any) payable for 2012 depended on the extent that actual performance met, exceeded or fell short of the pre-approved performance goals. For the first half-year of 2012, we achieved the company-wide revenue objective at 88% of target and the company-wide non-GAAP operating income percent objective at 69% of target. No bonuses were paid to our NEOs under the Performance Bonus Plan or the Management Bonus Plan (for Mr. Brown) for the first half-year performance period of fiscal 2012, because the minimum threshold level with respect to the operating income goal was not achieved. For the second half of 2012, we achieved the company-wide revenue objective at 89% of target and the company-wide non-GAAP operating income percent objective at 100% of target. This resulted in bonuses to be paid under the Performance Bonus Plan to the NEOs (including Mr. Brown) for the second half-year performance period during 2012 equal to 78% of the NEOs’ respective second-half year target amounts.

The following table describes actual awards paid to our NEOs participating under the Performance Bonus Plan and the Management Bonus Plan (for Mr. Brown) for all of 2012 based on the achievement levels of the performance goals over the two six-month performance periods:

Named Executive Officer	2012 Base Salary ($)	Target 2012 Award as Percentage of Earned Base Salary (%) (1)	Potential Award Range as Percentage of Target (%) (1)	Actual 2012 Award ($)	Actual Total 2012 Award as Percentage of Target Award (%) (2)
Andrew M. Miller	750,000	100	0 to 250	292,500	39
Eric F. Brown (3)	517,500	100	0 to 250	234,000	45
Sayed M. Darwish	401,700	75	0 to 250	117,497	39
Tracey E. Newell	400,000	80	0 to 250	123,293	39
Sudhakar Ramakrishna	420,000	80	0 to 250	131,040	39

(1)	No bonus was payable if a minimum of 80% achievement of each applicable performance goal was not met.
(2)	The actual total award as a percentage of the target award was calculated based on the average bonus amount paid over the two performance periods for 2012.
(3)	Due to his hire date in February 2012, Mr. Brown’s base salary in this table is his prorated salary for 2012. On an annualized basis, Mr. Brown’s percentage of target was 39%.

Difficulty in Achieving Performance Targets under the Performance Bonus Plan and Management Bonus Plan for 2012.    Achievement of the performance goals under the Performance Bonus Plan and Management Bonus Plan is measured against targets set forth in our operating plan, which is developed by management and approved by the Board. The operating plan is designed to encourage our growth and development and therefore is intentionally challenging and expected to be achieved by management and Polycom as a whole only with significant effort and skill. As the performance goals and target levels set by the Compensation Committee are based on management’s operating plan, the difficulty in achieving the performance goals at the target levels reflects the inherent difficulty in achieving the goals and objectives set forth in the operating plan. Furthermore, we set our second half 2012 revenue and non-GAAP operating income targets for bonus payouts higher than those set in our operating plan, making payment at target levels attainable only upon substantial overachievement of our operating plan goals.

In addition to the challenging goals set in 2012, we made significant investments in the business in support of our long term strategic initiatives, which further limited executive officers’ abilities to achieve the targets set forth in the operating plan. Achievement of a maximum payout would require substantial efforts by the executive officer and very high levels of company performance that historically have not been attained. The following table sets forth prior year payouts of cash incentive compensation received by our named executive officers (at such time) as a percentage of their target bonus amount based upon actual earnings:

Fiscal Year	Range of Cash Incentive Payouts
2010	51%-81% (1)
2011	66%-96% (2)
2012	39-45% (3)

(1)	Reflects discretionary bonuses in the first half of 2010 to one named executive officer and bonus payouts to named executive officers for the second half of 2010. There was no bonus plan in place for named executive officers, and therefore no bonuses were paid under a bonus plan in the first half of 2010.
(2)	Includes second half 2011 bonus payout to Ms. Newell that was prorated for her hire date in July 2011, which equaled 66%.
(3)	Includes second half 2012 bonus payout to Mr. Brown that was prorated for his hire date in February 2012, which equaled 45%.

2012 New Hire Bonus.    In connection with his hire in February 2012, Mr. Brown received a signing and retention bonus in the amount of $500,000, paid in four equal installments in April 2012, July 2012, October 2012, and January 2013, subject to his continued employment with us through each such date. The amount of Mr. Brown’s sign-on bonus was determined based on the bonus opportunity he left at his prior employer. The bonus is subject to full repayment if Mr. Brown voluntarily terminates his employment (other than for Good Reason as defined in the Executive Severance Plan) within two years of his hire date.

Long-Term, Equity-Based Incentives

The goal of our long-term equity-based incentive program is to better align the interests of executive officers with our stockholders. The Compensation Committee determines the size of long-term, equity-based incentives based on competitive market data, individual performance, long-term potential of the individual and the value of unvested equity awards already held by each individual and comparable awards made to individuals in similar positions at the Peer Companies.

Equity Award Practices.    Equity-based awards are granted to our employees, including executive officers, under our equity plans and are “value-based,” which means that share amounts granted will be determined based on the dollar value to be delivered to plan participants and company stock price. All equity awards are approved by the Compensation Committee on the grant date, and all option grants have a per share exercise price equal to the fair market value of our common stock on the grant date. The Compensation Committee has not delegated authority to grant stock options or other equity awards under the 2011 Plan; therefore, the authority to grant equity awards currently resides solely with the Compensation Committee and the independent directors, in the case of the CEO.

The Compensation Committee historically has not had, and does not intend to establish, any program, plan or practice of timing the grant of equity awards to executive officers in coordination with the release of material non-public information that is likely to result in either an increase or decrease in the price of our common stock. In addition, to the extent our stock price immediately increases following the grant of equity awards, recipients will not realize the full value of such increase given that full value equity awards typically vest over a three-year period (with the use of one- and two-year awards as deemed appropriate in certain instances), and options typically vest over a four-year period.

2012 Equity Awards.    The Compensation Committee continued the practice of granting a combination of performance shares and time-based RSUs to director-level employees and above. The Compensation Committee continued this practice after consulting with Radford and considering a number of factors, including the retentive value of outstanding long-term, equity-based incentives held by our employees (including the NEOs), the importance of rewarding key employees for continued dedication and loyalty, trends regarding long-term, equity-based incentives, and alternative performance measures that will appropriately reflect our long-term stockholder objectives.

Equity Awards Granted in February.    For 2012 grants, the Compensation Committee, with the assistance of Radford, reviewed our long-term, equity-based incentive program including the competitive position of the outstanding equity positions held by our NEOs, other than Mr. Kourey who retired in early 2012 and Mr. Brown who received equity awards in connection with his hire in February 2012, as described below. The Compensation Committee also reviewed competitive data of our Peer Companies, including the value of options and other equity awards granted to executives of our Peer Companies and the dilutive effect of the awards on both an individual basis and with respect to the company’s executives as a group. The Compensation Committee designed our long-term, equity-based incentive program to pay at approximately the market median level for each NEO for attainment of market median company performance, in that the target opportunity (which is set at approximately the market median for each NEO) is paid if the company achieves relative total shareholder return at the median of the market. The Compensation Committee considered Mr. Miller’s equity award recommendations for the other executive officers. The variance from targeted market position with respect to Mr. Darwish’s equity award was not considered to be significant but recognized his individual performance and contributions. Ms. Newell’s equity award was above the targeted market position because the grant was intended to reflect her performance since her hire date in transforming the global sales organization and in taking on a more direct role with respect to North America sales toward the end of 2011. Mr. Ramakrishna’s equity award reflected his criticality to the execution of our planned product launch at the end of 2012, which was the largest in company history, his strong performance, and his expanded responsibilities over our global products and services organizations. After considering the recommendations made by Mr. Miller, as well as retention concerns, target total direct compensation, each NEO’s competitiveness relative to the market, 2012 individual performance and expected future contribution and observations on the market by Radford, the Compensation Committee (and the independent members of the Board, in the case of Mr. Miller) approved the following equity grants to the NEOs listed below in February:

Named Executive Officer	2012 RSUs (#)	Target 2012 Performance Shares (TSR) (#)	Target 2012 RSUs and Performance Share Values ($)(1)	Low End of 50th Percentile Range ($)	High End of 50th Percentile Range ($)	Position in 50th Percentile Range
Andrew M. Miller	82,500	75,000	3,364,200	2,322,538	3,925,090	Within
Eric F. Brown (2)	—	—	—	—	—	—
Sayed M. Darwish	17,500	17,500	747,600	430,462	727,480	Above
Tracey E. Newell	22,500	22,500	961,200	509,154	860,470	Above
Sudhakar Ramakrishna	25,000	25,000	1,068,000	465,385	786,500	Above

(1)	On February 22, 2012, the effective date of the NEOs’ performance shares and RSU grants, the fair market value (or closing trading price) of our common stock on NASDAQ was $21.36, which was used to calculate the value of the NEO’s awards. Our stock price increased between the date that competitive data was prepared for the Compensation Committee and the grant date of the awards.
(2)	Mr. Brown joined Polycom in February 2012 and received a new hire package as discussed below.

As indicated in the table above, we granted a combination of performance shares and time-based RSUs to our NEOs, as we did in 2011. The RSUs are scheduled to vest in three equal, annual installments on the anniversary of the award’s grant date, subject to continued employment with us through each vesting date. The performance shares indicated as “TSR” in the table above vest based upon achievement of targets in TSR during three successive, one-year performance periods beginning on January 1, 2012, and continuing through 2014, subject to continued employment through each vesting date. The target number of performance shares is allocated equally among the three performance periods and the number of performance shares that are eligible to vest ranges from 0% to 150% of the target number of performance shares allocated to each performance period. For 2012, the Compensation Committee established the performance share cap at 150% which is the same as in 2011, in order to help manage our burn rate while continuing to recognize and reward the recipients for performance above the target level. If the performance criteria associated with a performance share award are not met in a particular period, the portion of performance shares allocated to such period will be permanently forfeited.

For awards granted in 2012, the TSR was measured against the NASDAQ Index. The Compensation Committee believed that the NASDAQ Index is appropriate because we are a NASDAQ-listed company, the NASDAQ Index is inclusive of a large number of high technology companies, historical data showed a high correlation coefficient between us and the NASDAQ Index and ten-year backtesting data. The award level, award criteria, and target number of performance shares that may vest based on achievement of the TSR objective are as follows:

Award Level	Award Criteria	Target Number of Performance Shares That Will Vest

Minimum Award	TSR equals the 25th percentile of the NASDAQ Index (1)	Fifty percent (50%) of the target number of performance shares

Target Award	TSR equals the 50th percentile of the NASDAQ Index (2)	One hundred percent (100%) of the target number of performance shares

Maximum Award	TSR equals or exceeds the top percentile of the NASDAQ Index	One hundred fifty percent (150%) of the target number of performance shares

(1)	If TSR is below the 25th percentile of the NASDAQ Index, no vesting will occur for that performance period. For each additional percentile above the 25th percentile up to the 50th percentile, an additional two percent of the target number of performance shares becomes vested until reaching the 50th percentile.
(2)	If TSR is above the 50th percentile of the NASDAQ Index, an additional one percent of the target number of performance shares becomes vested for each additional percentile until reaching the top percentile.

For these 2012 annual awards, the Compensation Committee retains negative discretion to reduce the number of shares that otherwise would vest as a result of achievement of the performance goals, if it deems appropriate. Under these awards, the Compensation Committee, in its discretion, may reduce the number of shares (including to zero) in the event of Polycom’s negative material restatement of financials, certain acts by the award holder involving fraud, or material violations of laws or regulations or material breaches of fiduciary duties owed to Polycom that have a significant negative effect on our reputation or business. The Compensation Committee, in its discretion, may also reduce the number of shares to the target level if our stock price at the end of the relevant performance period results in the measurement of TSR that is substantially higher than the performance of our stock shortly preceding the last 30 days of such performance period (i.e., a change in the stock price of more than 40% in the last 30 days of the performance period as compared to the preceding 90-day period).

The achievement level against TSR targets is described in further detail under “Performance Share Results for 2012” below.

New Hire Award Granted in February.    In connection with Mr. Brown’s hire in February 2012, we approved equity award grants to him in a combination of performance shares and time-based RSUs. The awards granted to Mr. Brown are set forth below. The size and vesting terms of the awards were determined after consideration of Mr. Brown’s equity position at his prior employer and were intended to replace his equity opportunities with his prior employer and to align his interests with the interests of our stockholders. The higher than normal mix of RSUs to performance shares was to compensate Mr. Brown for the loss of equity value he left behind at his prior employer and was necessary in order to recruit him to Polycom.

	RSUs (#) (1)	Target Performance Shares (TSR) (#) (2)
Eric F. Brown	215,000	100,000

(1)	The RSUs are scheduled to vest as follows: (i) 50% will vest annually over two years on the anniversary of the award’s grant date of February 22, 2012, (ii) 50% will vest annually over three years on the anniversary of the award’s grant date, and provided that (iii) 65,625 shares subject to the award that are scheduled to vest in the first year will vest after six months, subject in all cases to continued employment through each vesting date.
(2)	The performance shares are subject to achievement based on the levels of targets in TSR measured against the NASDAQ Index during three successive, one-year performance periods beginning on January 1, 2012, and continuing through 2014, subject to continued employment through each vesting date. The target number of performance shares is allocated equally among the three performance periods, and the number of performance shares that are eligible to vest ranges from 0% to 150% of the target number of performance shares allocated to each performance period, subject to continued employment through each vesting date.

Equity Awards Granted in May.    In the several months leading up to our product launch planned for the second half of 2012, the Compensation Committee believed that management continuity was particularly critical in executing on our long-term strategy and driving the company’s business success during this period of transition for us and our industry. Considering that we did not provide base salary increases to our NEOs and other senior management in 2012 for the reasons described above, the Compensation Committee believed it was appropriate to address retention concerns by granting equity awards in the form of both RSUs and stock options. Due to the higher incentive value that options potentially provide over other types of equity awards such as RSUs and the alignment of interests they provide with stockholders as described above, the Compensation Committee determined that it was appropriate to grant some of the awards as options at that point in time. The equity awards were granted to director-level employees and above (approximately 10% of the company), including our NEOs (excluding Mr. Brown who joined Polycom in early 2012 such that his salary was determined at the time of his hire).

In determining the size of the equity awards to our NEOs, the Compensation Committee did not apply any direct formula between the equity awards and any salary increases considered. Instead, the Compensation Committee considered a combination of factors, including market compensation data provided by Radford, the market volatility of our stock, the retentive value of unvested equity awards held by the individual and the absence of salary increases. In particular, Mr. Darwish received a greater number of options than other NEOs, which was intended to recognize the additional responsibilities he took on in 2012 relating to our corporate development, business development and strategic alliances functions. The table below sets forth the RSUs and options granted to our NEOs. Subject to the NEO’s continued employment with Polycom, the RSUs are scheduled to vest as to all of the shares on the one-year anniversary of the date of grant, which the Compensation Committee believed was an appropriate vesting in order to balance the objectives of retaining employees deemed critical to achieving key short-term deliverables with respect to our product roadmap and the long-term stability of the organization. The options are scheduled to vest in equal installments on the one- and two-year anniversaries of date of grant, subject to the NEO’s continued employment with Polycom through each vesting date.

Named Executive Officer	RSUs (#)	RSU Values ($) (1)	Options (#) (2)	Option Values ($) (1)
Andrew M. Miller	4,016	46,626	10,000	44,450
Sayed M. Darwish	3,213	37,303	30,000	133,350
Tracey E. Newell	3,213	37,303	8,000	35,560
Sudhakar Ramakrishna	3,213	37,303	8,000	35,360

(1)	On May 29, 2012, the effective date of the RSU and option grants, the fair market value (or closing trading price) of our common stock on NASDAQ was $11.61, which was used to calculate the value of the NEOs’ awards.
(2)	Each option has a term of 7 years and a per share exercise price of $11.61, which is equal to the fair market value of a share of our common stock on May 29, 2012, the date of grant.

Equity Awards Granted in August.    As discussed above, the Compensation Committee requested management’s review and proposal to address overall retention concerns faced by the company given the continued pressure on stock performance and the resulting impact on retention value of our annual equity award grants, particularly for key employees (including NEOs and members of the research and development team) who were deemed critical during this period of new product development and company and industry transition. Updated data from Radford showed that the retentive value of unvested equity awards held by our NEOs had declined considerably since the Compensation Committee’s last review earlier in the year. In addition to our NEOs’ actual equity compensation over the past three years generally being below targeted levels, the newly updated competitive market data showed a substantial increase in long-term equity compensation among our Peer Companies. Based on Radford’s analysis, the Compensation Committee agreed that the value of the NEOs’ unvested equity awards was below industry norm and presented a retention challenge for the company.

To ensure the continuity and leadership of our executives and senior management necessary to drive the successful execution of our long-term strategy and to minimize potential disruptions leading to our planned product launch in October 2012, effective August 1, 2012, we granted additional equity awards to a broader group of senior management than those who received awards in May 2012, including grants to our NEOs. Although Mr. Brown had only recently been hired, the changes in the Peer Company data and the recent decline in our stock price resulted in his new hire package providing less incentive and retentive value than the Compensation Committee had intended. In addition, the Compensation Committee considered the importance of internal equity and the criticality of the alignment to execution of the executives as a cohesive team during this period of transition. The Compensation Committee also deemed Mr. Brown’s role and expected contributions to be critical to the company’s ability to achieve its corporate objectives and long-term goals, and believed that providing additional incentive to him would be appropriate in light of these factors. As a result, Mr. Brown also received equity awards in August. The retention program was implemented across the entire organization, not just at the executive level, and was intended to identify approximately the top 25% of all eligible employees in terms of criticality to ensure the company’s long-term success, with a particular emphasis on retaining key research and development talent.

The equity awards consisted of 50% performance shares and 50% time-based RSUs. The RSUs are scheduled to vest in three equal, annual installments on the anniversary of the award’s grant date, subject to continued employment with us through each vesting date. The performance shares vest based upon achievement of the same performance objectives as the awards granted in February 2012 described above, except that the first one-year performance period begins August 1, 2012, and the remaining two, one-year performance periods consist of fiscal years 2013 and 2014. The Compensation Committee believed that granting equity awards in an equal mix of performance shares and time-based RSUs was appropriate to help achieve our retention objectives while further aligning the long-term interests of our executives and our stockholders. The awards granted are as follows:

Named Executive Officer	RSUs (#)	Target Performance Shares (TSR) (#)	Target RSUs and Performance Share Values ($) (1)
Andrew M. Miller	150,000	150,000	2,607,000
Eric F. Brown	50,000	50,000	869,000
Sayed M. Darwish	48,750	48,750	847,275
Tracey E. Newell	25,000	25,000	434,500
Sudhakar Ramakrishna	50,000	50,000	869,000

(1)	On August 1, 2012, the effective date of our NEOs’ performance shares and RSU grants, the fair market value (or closing trading price) of our common stock on NASDAQ was $8.69, which was used to calculate the value of the NEOs’ awards.

Performance Share Results for 2012.    Following the end of the 2012 performance period, the Compensation Committee determined that our TSR for 2012 was at approximately the 11th percentile ranking as compared to the NASDAQ Index, resulting in no vesting of the first and second tranches of the performance shares that were granted in 2012 and 2011, respectively, measuring our TSR performance relative to the NASDAQ Index. Our TSR for 2012 was at approximately the 5th percentile ranking as compared to the Russell 2000 Index, resulting in no vesting of the third tranche of the performance shares that were granted in 2010 measuring TSR performance against the Russell 2000 Index (including Mr. Miller’s May 2010 award).

In addition, certain of Mr. Miller’s performance shares granted in 2009 are measured using our TSR performance as compared to the Russell 2000 Index during six-month performance periods. Our TSR result for the six-month performance period for the first and second halves of 2012 were at approximately the 3rd percentile ranking and below the 25th percentile ranking, respectively, resulting in no vesting of the shares for 2012.

Other Changes to and Determinations of Compensation

Retirement and Termination of Employment.    In February 2012, Mr. Kourey terminated employment with us upon retirement from his position as our Executive Vice President, Finance and Administration and Chief Financial Officer. Mr. Kourey provided transition services through March 2012 and was available as an adviser to us through May 2012. In connection with the termination of his employment, Mr. Kourey became qualified to receive benefits under the Executive Severance Plan (as described further below) and entered into a separation agreement with us. Mr. Kourey received a lump sum payment of $830,520, equal to the sum of his then base salary and target bonus, up to 12 months of company-paid continued health care premiums and a one-year, post-termination exercisability period for his fully vested and then-outstanding option. He also was eligible to receive outplacement benefits. In addition, Mr. Kourey received reimbursement of $15,000 for legal fees incurred with respect to his separation agreement. In consideration for such benefits, Mr. Kourey executed a release of claims in favor of Polycom and is subject to non-solicitation and non-disparagement obligations for a period of 12 months following his employment termination.

Departure.    Mr. Ramakrishna terminated his employment with us effective March 15, 2013, to pursue another opportunity. In exchange for Mr. Ramakrishna’s increased non-solicitation, non-disparagement, and confidentiality obligations to Polycom, as well as a full release of all claims related to his employment with Polycom, we entered into a Separation Agreement and Release with him (the “Separation Agreement”). Pursuant to the Separation Agreement, he will receive a total of $250,000 payable in an upfront payment of $10,000 and quarterly cash installments of $60,000 thereafter through April 1, 2014. Polycom may cease making payments to Mr. Ramakrishna, and has a right to recover amounts previously paid, in the event of Mr. Ramakrishna’s material breach of the Separation Agreement or of his confidentiality obligations to Polycom.

Stock Ownership Guidelines, Clawback Policy and Anti-Hedging Policy

Stock Ownership.    We maintain stock ownership guidelines for our CEO, executive officers and directors, which are intended to align the interests of our executive officers more closely to the interests of our stockholders. We recently increased the ownership guidelines for our CEO. As a result, our CEO should have a minimum equity interest in the amount equal to three times his base salary by the fifth anniversary of adoption or April 7, 2018. Our other executive officers should have a minimum equity interest in the amount of 5,000 shares of our stock by the later to occur of the fifth anniversary of the executive’s commencement of employment with Polycom or February 4, 2015. In addition, the members of our board of directors should have a minimum equity interest in the amount equal to three times their annual cash retainer, or $135,000, within five years from the date they are appointed to the board.

Clawback Policy.    In March 2013, we adopted a clawback policy for cash- and performance-based equity awards to executive officers if Polycom is required to provide a material restatement of its financial statements for any of the prior three fiscal years. Under the policy, if the Board or Compensation Committee determines that any fraud or intentional misconduct by an executive officer was a significant factor contributing to the company restating all or a portion of its financial statements, the Board or Compensation Committee will take, in their discretion, such action as they deem necessary to remedy the fraud or intentional misconduct and prevent its recurrence, which may include (i) recouping all or part of any excess compensation received by such executive officer due to such restatement, (ii) recommending disciplinary action to the Board, up to and including termination, and (iii) pursuing other available remedies. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010 and the related rules of the Securities and Exchange Commission.

Anti-hedging.    We maintain a policy that prohibits our executive officers and other insiders of Polycom from the purchase or sale of, or offers to purchase or sell, derivative securities relating to our securities. This includes, for example, puts and calls as well as any other financial instruments designed to hedge or offset a decrease in the market value of our securities. We also prohibit short sales and margining of our securities, except as collateral to securitize a bona fide loan.

Termination and Change of Control Arrangements

One of the objectives of our compensation philosophy is to offer a total compensation program that takes into consideration the other compensation practices of our peer companies, including termination and change of control arrangements. We entered into change of control severance agreements with certain of our senior executive officers, including our NEOs. The change of control severance agreements generally provide for the payment of compensation to our NEOs upon termination of employment under certain conditions in the event of a change of control, including a termination without cause or for good reason following a change of control of Polycom. Additionally, we maintain the Executive Severance Plan in which our NEOs are eligible to participate. The Executive Severance Plan generally provides for the payment of compensation for the participating NEOs in the event of involuntary termination of employment other than for cause, death or disability, or voluntary termination for Good Reason (as defined therein) in the amount of two times’ base and target bonus amount for Mr. Miller and one time’s base and target bonus amount for the other NEOs. The various termination and change of control arrangements between Polycom and our executive officers are designed to meet the following objectives:

Arrangements	Objectives
Executive Severance Plan	The purpose of the Executive Severance Plan is to provide assurances of specified severance benefits to eligible employees of Polycom whose employment is subject to being involuntarily terminated other than for death, disability, or cause or voluntary termination for good reason. We believe that it is imperative to provide such individuals with severance benefits upon certain terminations of employment, which we recognize can be triggered at any time, to (i) secure their continued dedication to their work, notwithstanding the possibility of a termination by Polycom, and (ii) provide such individuals with an incentive to continue employment with Polycom. We believe that the benefits under the Executive Severance Plan are competitive relative to the severance protection provided to similarly situated individuals at our peer companies and appropriate given that the benefits are subject to the executive officer’s entry into a release of claims in favor of Polycom and non-solicitation and nondisparagement obligations, and in certain cases where enforceable non-competition obligations, for one year following termination of employment.

Arrangements	Objectives
Change of Control Severance Agreements	It is expected that from time to time Polycom will consider the possibility of an acquisition by another company or other change of control. We recognize that such consideration can be a distraction to executive officers and can cause executive officers to consider alternative employment opportunities. We believe that it is imperative to provide such individuals with severance benefits upon their termination of employment following a change of control to (i) secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change of control, (ii) provide such individuals with an incentive to continue employment and motivate them to maximize our value upon a change of control for the benefit of its stockholders, and (iii) provide such individuals with enhanced financial security.

Other Arrangements	Certain executive officers reporting under Section 16 of the Exchange Act, including the NEOs, are entitled to a twelve-month post-termination exercise period with respect to certain stock options in the event of (i) the involuntary termination of their employment without cause, (ii) the voluntary termination of their employment for good reason, or (iii) their retirement. The Compensation Committee believe that these arrangements are appropriate to help retain and motivate the executives and consistent with prevailing market practice. See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” for more detail on these arrangements.

We believe the terms and payout levels of our termination and change of control arrangements are consistent with current market practices and competitively necessary to attract and retain qualified executives. To ensure that the severance and change of control agreements continue to remain consistent with our compensation philosophy and current market practices, the Compensation Committee periodically reviews the severance agreement and change of control severance agreements. However, these termination and change of control arrangements do not affect the Compensation Committee’s decisions regarding other elements of compensation.

As described in further detail in the section entitled “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements,” the Executive Severance Plan provides for certain payments based on the participant’s base salary as then in effect plus target bonus in effect in the last year that ended prior to the termination date, continued health benefits and outplacement assistance. As discussed above, in 2012, Mr. Kourey received benefits under the Executive Severance Plan following his retirement and termination of his employment. The Executive Severance Plan does not provide for vesting acceleration of equity awards.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

Mr. Miller received relocation benefits pursuant to his 2009 offer letter which was amended in 2010. The residual amounts of his relocation benefits pursuant to Polycom’s contractual obligations under his original offer letter were paid in 2012. These payments included costs for the transportation of household goods and Mr. Miller did not receive a tax gross-up for such benefits. All of Polycom’s obligations with respect to relocation benefits under Mr. Miller’s original offer letter have now been satisfied.

In 2012, the NEOs were eligible to participate in our employee stock purchase plan and the health and welfare programs that are generally available to other company employees, including medical, dental, vision, life, short-term and long-term disability, employee assistance, flexible spending, and accidental death & dismemberment. In addition, we reimbursed executive officers for the cost of tax preparation and advisory services, subject to a maximum of $10,000 for our CEO and CFO and $5,000 for all other executive officers.

Effective January 1, 2013, with respect to certain of our U.S.-based senior management including our NEOs, and certain other employees, we ended our paid time off program and implemented a flexible time off policy. Under the new policy, our NEOs no longer are eligible to accrue vacation days and do not have a fixed number of vacation days per year. Instead, the policy enables them to take vacation on a discretionary basis, their work schedule permitting. In connection with this transition to the new policy and in accordance with California law, we made a cash payment to each NEO who had any accrued and unused vacation days under the paid time off program as of the last day in 2012, in an amount equal to the value of the accrued and unused vacation days based on the NEO’s salary.

We also maintain a tax-qualified Polycom, Inc. 401(k) Plan (the “401(k) Plan”), which is broadly available to our general employee population. Under the 401(k) Plan, all company employees are eligible to receive matching contributions from Polycom. The matching contribution for the 2012 401(k) Plan year was 50% of the first 6% of compensation contributed by employees to the 401(k) Plan, up to a maximum per participating employee of $2,000. We do not provide defined benefit pension plans or defined contribution retirement plans to its executive officers or other employees other than: (i) the 401(k) Plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive, and we believe that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.

Accounting and Tax Considerations

The Compensation Committee generally take into consideration the accounting and tax effect of each component of compensation when establishing the compensation programs, practices and packages offered to our executive officers and aims to keep the compensation expense associated with such programs, practices and packages within reasonable levels and an established budget.

Compliance with Section 162(m) of the Internal Revenue Code.    Under Section 162(m), we generally receive a federal income tax deduction for compensation paid to our CEO and our three other most highly compensated NEOs (other than our CFO) only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). We generally structure a significant portion of the non-salary compensation paid to our CEO and the three other most highly compensated NEOs (other than our CFO) as performance-based compensation. For example, cash compensation paid under the Performance Bonus Plan and performance shares granted under the 2011 Equity Incentive Plan (and the 2004 Equity Incentive Plan, which we terminated in 2011) to these individuals are intended to qualify as “performance-based” compensation under Section 162(m). We may from time to time pay compensation or grant equity awards to our executive officers, however, that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance. Time-based RSUs, for instance, are not qualified under Section 162(m).

Section 409A of the Internal Revenue Code.    Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, we have amended the severance arrangements described above and structured its equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation.    We account for stock-based awards in accordance with the requirements of ASC 718.

Compensation Committee Report

The Compensation Committee oversees Polycom’s compensation policies, plans and benefit programs. We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Betsy S. Atkins (Chair)

David G. DeWalt

William A. Owens

Summary Compensation Table

The following table presents information concerning the total compensation of (i) our principal executive officer, (ii) all persons who served as our principal financial officer during fiscal year 2012, and (iii) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2012 (our “named executive officers”). No disclosure is provided for 2010 or 2011 for those persons who were not named executive officers in 2010 and 2011.

Name and Principal Position	Year	Salary ($)		Bonus ($) (2)	Stock Awards ($) (3) (4)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($) (11)
Andrew M. Miller	2012	819,949	(1)	—	6,166,576	44,450	292,500	33,430	7,356,905
Chief Executive Officer and President	2011	727,778		150,000	3,270,901	—	692,000	175,967	5,016,646
	2010	529,167		—	3,347,486	—	303,000	162,215	4,341,868

Eric F. Brown (7)	2012	519,542	(1)	375,000	7,791,816	—	234,000	—	8,920,358
Chief Operating Officer, Chief Financial Officer and Executive Vice President

Sayed M. Darwish	2012	439,938	(1)	—	1,667,711	133,350	117,497	2,000	2,360,496
Chief Legal Officer and Executive Vice President, Corporate Development and Secretary	2011	395,850		—	707,916	—	283,696	2,000	1,389,462
	2010	369,500		—	933,141	—	118,170	2,000	1,422,811

Tracey E. Newell (8)	2012	397,585		—	1,476,428	35,560	123,293	—	2,032,866
Executive Vice President, Global Sales	2011	178,333		212,000	1,954,654	—	94,160	—	2,439,147

Sudhakar Ramakrishna (9)	2012	449,998	(1)	—	2,023,886	35,560	131,040	2,000	2,642,484
Former President, UC&C Products and Services	2011	410,000		80,000	903,202	—	299,880	2,000	1,695,082
	2010	90,909		—	1,902,000	—	68,864	750	2,062,523

Michael R. Kourey (10)	2012	205,469	(1)	—	—	—	—	865,070	1,070,539
Former Executive Vice President, Finance and Administration and Chief Financial Officer	2011	454,720		—	732,325	—	347,613	12,000	1,546,658
	2010	437,700		—	2,028,920	—	180,992	12,000	2,659,612

(1)	For 2012, there were no increases to base salary, but this amount includes a one-time payout of Paid Time Off (PTO) accrued as of December 31, 2012 for Messrs. Miller, Brown, Darwish and Ramakrishna, in connection with Polycom’s switch to a Flexible Time Off policy for certain employees and PTO paid out in accordance with California law, including $69,949 for Mr. Miller, $2,042 for Mr. Brown, $38,238 for Mr. Darwish, and $29,998 for Mr. Ramakrishna. Also includes a final accrued PTO payout of $42,917 to Mr. Kourey in connection with the termination of his employment.
(2)	Reflects bonuses awarded outside of the Performance Bonus Plan including, for 2012, $375,000 to Mr. Brown representing the first three installments of his $500,000 sign-on bonus in accordance with his offer letter and, for 2011, (i) $150,000 discretionary bonus to Mr. Miller for his fiscal 2011 performance; (ii) $212,000 sign-on bonus to Ms. Newell in accordance with her offer letter; and (iii) $80,000 sign-on and retention bonus to Mr. Ramakrishna in accordance with his new hire package.
(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 14, 2013.

(4)	Includes both restricted stock units and performance shares. Amounts shown in the table reflect the target award level for performance shares, which we believe to be the probable outcome of the performance shares at the time the award is granted. If the outcomes for performance shares were achieved at the maximum award levels, the following values for stock awards would apply:

	2012		2011		2010
	Target (100%) ($)	Maximum (150%) ($)	Target (100%) ($)	Maximum (150%) ($)	Target (100%) ($)	Maximum (200%) ($)
Andrew M. Miller	6,166,576	7,693,701	3,270,901	4,139,726	3,347,486	5,232,397
Eric F. Brown	7,791,816	9,174,274	—	—	—	—
Sayed M. Darwish	1,667,711	2,084,196	707,916	895,378	933,141	1,547,922
Tracey E. Newell	1,476,428	1,847,066	1,954,654	2,475,259	—	—
Sudhakar Ramakrishna	2,023,886	2,532,928	903,202	1,142,376	1,902,000	2,920,425
Michael R. Kourey	—	—	732,325	926,250	2,028,920	3,278,015

These amounts do not necessarily correspond to the actual value that was or may be recognized by the named executive officers.

(5)	For 2012, reflects awards for two six-month performance periods under the Performance Bonus Plan and the Management Bonus Plan, as applicable (there was no payout for the six-month performance period beginning January 1, 2012). For 2011, reflects awards for two six-month performance periods under the Performance Bonus Plan (except for Ms. Newell whose award was for the six-month period beginning July 1, 2011 and prorated to her start date of July 21, 2011). For 2010, reflects awards for the six-month performance period beginning July 1, 2010 under the Performance Bonus Plan (except for Mr. Ramakrishna whose award was for the six-month period beginning July 1, 2010 under the Management Bonus Plan and prorated to his hire date in October 2010).
(6)	For 2012 reflects: (i) 401(k) matching contributions by Polycom of $2,000 for Messrs. Miller, Darwish, Ramakrishna and Kourey; (ii) reimbursement by Polycom of tax preparation services of $10,000 to Mr. Miller and Mr. Kourey; and (iii) final relocation expenses in the amount of $21,430 for Mr. Miller pursuant to contractual obligations under his original offer letter. In connection with Mr. Kourey’s termination of employment, Mr. Kourey’s compensation for 2012 also reflects: (i) severance payment of $830,520; (ii) reimbursement of $15,000 in legal fees incurred with respect to his separation agreement; and (iii) a retirement gift valued at $7,550. For 2011, reflects: (i) 401(k) matching contributions by Polycom of $2,000 for each named executive officer, except Ms. Newell who joined Polycom in July 2011 and did not receive a matching contribution; (ii) reimbursement by Polycom of tax preparation services of $6,375 for Mr. Miller and $10,000 for Mr. Kourey; and (iii) relocation expenses in the amount of $106,623 ($167,592 on a grossed up tax basis) for Mr. Miller in accordance with the terms of his offer letter. For 2010, reflects: (i) 401(k) matching contributions by Polycom of $2,000 for each named executive officer, except Mr. Ramakrishna who joined Polycom in October 2010 and received a matching contribution of $750; (ii) reimbursement by Polycom of tax preparation services of $3,450 for Mr. Miller and $10,000 for Mr. Kourey; (iii) relocation expenses in the amount of $107,918 ($156,572 on a grossed up tax basis) for Mr. Miller in accordance with his offer letter; and (iv) a token gift at a Polycom event of $125 ($193 on a grossed up tax basis) for Mr. Miller.
(7)	Mr. Brown joined Polycom in February 2012.
(8)	Ms. Newell joined Polycom in July 2011.
(9)	Mr. Ramakrishna left Polycom in March 2013.
(10)	Mr. Kourey retired from Polycom effective February 20, 2012 but remained with Polycom until March 7, 2012 to assist with the transition of his responsibilities and served as an advisor to Polycom through May 7, 2012.
(11)	For 2012, the actual realized compensation for the NEOs (comprised of actual cash compensation earned for 2012 performance, plus the value realized from performance shares and RSUs that vested and stock options that were exercised in 2012) was as follows: $3,715,038 for Mr. Miller, $1,761,167 for Mr. Brown, $1,615,872 for Mr. Darwish, $725,076 for Ms. Newell, and $1,132,114 for Mr. Ramakrishna.

Grants of Plan-Based Awards in 2012

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2012 under any plan.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
A. Miller	1/1/2012		375,000	937,500	—	—	—	—	—	—
	7/1/2012		375,000	937,500	—	—	—	—	—	—
	2/22/2012	(2)	—	—	75,000	112,500	—	—	—	1,741,750
	2/22/2012		—	—	—	—	82,500	—	—	1,762,200
	5/29/2012		—	—	—	—	4,016	—	—	46,626
	5/29/2012		—	—	—	—	—	10,000	11.61	44,450
	8/1/2012	(3)	—	—	150,000	225,000	—	—	—	1,312,500
	8/1/2012		—	—	—	—	150,000	—	—	1,303,500

E. Brown	1/1/2012		217,500	543,750	—	—	—	—	—	—
	7/1/2012		300,000	750,000	—	—	—	—	—	—
	2/22/2012	(2)(4)	—	—	100,000	150,000	—	—	—	2,327,415
	2/22/2012	(4)	—	—	—	—	215,000	—	—	4,592,400
	8/1/2012	(3)	—	—	50,000	75,000	—	—	—	437,500
	8/1/2012		—	—	—	—	50,000	—	—	434,500

S. Darwish	1/1/2012		150,638	376,594	—	—	—	—	—	—
	7/1/2012		150,638	376,594	—	—	—	—	—	—
	2/22/2012	(2)	—	—	17,500	26,250	—	—	—	406,408
	2/22/2012		—	—	—	—	17,500	—	—	373,800
	5/29/2012		—	—	—	—	3,213	—	—	37,303
	5/29/2012		—	—	—	—	—	30,000	11.61	133,350
	8/1/2012	(3)	—	—	48,750	73,125	—	—	—	426,563
	8/1/2012		—	—	—	—	48,750	—	—	423,638

T. Newell	1/1/2012		160,000	400,000	—	—	—	—	—	—
	7/1/2012		158,068	395,170	—	—	—	—	—	—
	2/22/2012	(2)	—	—	22,500	33,750	—	—	—	522,525
	2/22/2012		—	—	—	—	22,500	—	—	480,600
	5/29/2012		—	—	—	—	3,213	—	—	37,303
	5/29/2012		—	—	—	—	—	8,000	11.61	35,560
	8/1/2012	(3)	—	—	25,000	37,500	—	—	—	218,750
	8/1/2012		—	—	—	—	25,000	—	—	217,250

S. Ramakrishna	1/1/2012		168,000	420,000	—	—	—	—	—	—
	7/1/2012		168,000	420,000	—	—	—	—	—	—
	2/22/2012	(2)	—	—	25,000	37,500	—	—	—	580,583
	2/22/2012		—	—	—	—	25,000	—	—	534,000
	5/29/2012		—	—	—	—	3,213	—	—	37,303
	5/29/2012		—	—	—	—	—	8,000	11.61	35,560
	8/1/2012	(3)	—	—	50,000	75,000	—	—	—	437,500
	8/1/2012		—	—	—	—	50,000	—	—	434,500

M. Kourey	1/1/2012		130,042	325,106	—	—	—	—	—	—

(1)	Reflects target and maximum bonus amounts for the first half of fiscal 2012 performance (January 1, 2012 through June 30, 2012 performance period) and second half of fiscal 2012 performance (July 1, 2012 through December 31, 2012 performance period) under the Performance Bonus Plan (except for Mr. Brown who was on the Management Bonus Plan for the first half of 2012 due to his hire date), as described in “Compensation Discussion and Analysis—2012 Short-Term Cash Incentives.” There is no threshold payout amount. The actual bonus amounts were determined by the Compensation Committee in August 2012 and February 2013, respectively, and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	Reflects target and maximum number of performance shares granted under the 2011 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long-Term, Equity-Based Incentives.” There is no threshold payout amount. See “Outstanding Equity Awards at 2012 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards. The actual number of shares to vest with respect to the first one-third tranche of these 2012 performance shares was certified as zero by the Compensation Committee in January 2013.
(3)	Reflects target and maximum number of performance shares granted in August 2012 under the 2011 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long-Term, Equity-Based Incentives.” There is no threshold payout amount. See “Outstanding Equity Awards at 2012 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards.
(4)	Reflects new hire awards for Mr. Brown.
(5)	Reflects restricted stock units granted under the 2011 Equity Incentive Plan. See “Outstanding Equity Awards at 2012 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards.
(6)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 14, 2013. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table presents information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of the end of fiscal 2012. Share amounts reflect adjustments as a result of the 2-for-1 stock split in July 2011.

		Option Awards (1)					Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (3)
		Exercisable	Unexercisable
A. Miller	08/04/09	140,833	29,167		11.795	08/04/16	—	—	—	—
	02/04/10	—	—		—	—	11,666	122,026	—	—
	05/06/10	—	—		—	—	10,000	104,600	—	—
	11/04/10	—	—		—	—	11,668	122,047	—	—
	02/23/11	—	—		—	—	38,668	404,467	29,004	303,382
	05/11/11	—	—		—	—	5,000	52,300	3,750	39,225
	02/22/12	—	—		—	—	82,500	862,950	75,000	784,500
	05/29/12	—	10,000		11.61	05/29/19	4,016	42,007	—	—
	08/01/12	—	—		—	—	150,000	1,569,000	225,000	2,353,500

E. Brown	02/22/12	—	—		—	—	149,375	1,562,463	87,501	915,260
	08/01/12	—	—		—	—	50,000	523,000	75,000	784,500

S. Darwish	02/04/10	—	—		—	—	9,332	97,613	—	—
	02/22/11	—	—		—	—	9,668	101,127	7,254	75,877
	02/22/12	—	—		—	—	17,500	183,050	17,501	183,060
	05/29/12	—	30,000		11.61	05/29/19	3,213	33,608	—	—
	08/01/12	—	—		—	—	48,750	509,925	73,125	764,888

T. Newell	08/04/11	—	—		—	—	24,660	257,944	18,495	193,458
	02/22/12	—	—		—	—	22,500	235,350	22,500	235,350
	05/29/12	—	8,000		11.61	05/29/19	3,213	33,608	—	—
	08/01/12	—	—		—	—	25,000	261,500	37,500	392,250

S. Ramakrishna	11/04/10	—	—		—	—	17,000	177,820	—	—
	02/22/11	—	—		—	—	12,334	129,014	9,252	96,776
	02/22/12	—	—		—	—	25,000	261,500	25,001	261,510
	05/29/12	—	8,000		11.61	05/29/19	3,213	33,608	—	—
	08/01/12	—	—		—	—	50,000	523,000	75,000	784,500

M. Kourey	02/21/07	—	60,000	(4)	17.095	05/07/13	—	—	—	—

(1)

Reflects options granted under the 2004 Equity Incentive Plan for grant dates prior to 2011 and options granted under the 2011 Equity Incentive Plan for grant dates beginning 2011. All options granted to named executive officers on May 29, 2012 vest over a two-year period, at a rate of 50% upon the first and second anniversaries of the date of grant. Mr. Miller’s option granted August 4, 2009 vests over a four-year period, at a rate of 25% upon the first anniversary of the date of grant and then at a rate of 1/48th per month thereafter.

(2)	Reflects performance shares and restricted stock units under the 2004 Equity Incentive Plan and the 2011 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long-Term, Equity-Based Incentives.” Stock awards granted on May 29, 2012 are restricted stock units scheduled to vest in full on the first anniversary of the grant date. Unless otherwise indicated below, all of the other performance shares and restricted stock units granted to named executive officers shown here vest over a three-year period, at a rate of one-third upon each of the first, second and third anniversaries of the date of grant, or (in the case of performance shares only) on such later date as the Compensation Committee certifies achievement of the performance criteria.
(3)	Market value of shares or units of stock that have not vested or that have not yet been earned is computed by multiplying (i) $10.46, the closing price on the NASDAQ Global Select Market of Polycom common stock on December 31, 2012, the last business day of fiscal 2012, by (ii) the number of shares or units of stock.

(4)	Mr. Kourey’s outstanding vested stock options that were unexercised as of his May 7, 2012 termination date with Polycom remain exercisable for one year from such date, in accordance with the Post-Termination Exercise Arrangement between Polycom and its Senior Executive Officers, as described under “Potential Payments upon Termination or Change of Control.”

2012 Option Exercises and Stock Vested

The following table presents information concerning each exercise of stock options and each vesting of stock during fiscal 2012 for each of the named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
A. Miller	30,000	300,150	165,641	2,269,008
E. Brown	—	—	65,625	632,625
S. Darwish	—	—	49,432	1,056,437
T. Newell	—	—	23,178	204,198
S. Ramakrishna	—	—	40,292	544,076
M. Kourey	—	—	71,699	1,399,202

(1)	Reflects the difference between the market price of Polycom common stock at the time of exercise on the applicable exercise date and the exercise price of the option.
(2)	Reflects the market price of Polycom common stock on the vesting date.

Potential Payments Upon Termination or Change of Control

Termination or Change of Control Arrangements

2011 and 2004 Equity Incentive Plans

Certain equity awards, including options to purchase shares of Polycom common stock, performance shares and restricted stock units, held by the named executive officers and Polycom’s non-employee directors were granted under the 2011 Plan and the 2004 Plan (together, the “Equity Incentive Plans”). In the event of a change in control of Polycom, the successor corporation must assume the award, substitute an equivalent award, convert the award into an award to purchase the consideration received by the stockholders of Polycom or cancel the award after payment to the holder of the fair market value of the shares subject to the award, less the exercise price (if any). If there is no assumption, substitution, conversion or payment, such award will become fully vested and exercisable prior to the change in control.

In the event that the officer is terminated by Polycom for any reason other than cause or if such officer terminates employment for Good Reason (as defined below) within the 12 months following a change in control, each such officer’s awards will become fully vested and exercisable. In the event that a non-employee director is not asked to be a member of the board of directors of the successor corporation following a change in control, each such director’s awards will become fully vested and exercisable.

Executive Severance Plan

In February 2010, Polycom adopted an Executive Severance Plan (the “Severance Plan”), pursuant to which Polycom’s named executive officers and certain other executives are eligible to receive severance benefits. Generally, if a Severance Plan participant’s employment is terminated by Polycom other than for cause, death or disability, or the participant resigns for Good Reason, the Severance Plan provides for a lump sum severance payment equal to the participant’s base salary as then in effect plus target bonus in effect in the last fiscal year that ended prior to the termination date (for Mr. Miller, the payment is equal to 200% of annual base salary and target bonus), continued health benefits for up to one year and outplacement assistance. In order to receive severance benefits under the Severance Plan, a participant must execute a release of claims in favor of Polycom and agree to non-solicitation, non-disparagement and non-competition (if applicable) obligations for a period of one year following his or her termination.

Change of Control Severance Agreements

Polycom has entered into Change of Control Severance Agreements with certain of its senior executive officers, including the named executive officers, as well as entered into an Amended Change of Control Severance Agreement with Mr. Miller in 2010 upon his promotion to CEO (collectively, the “Change of Control Severance Agreements”). Under the terms of the Change of Control Severance Agreements, each senior executive officer is obligated to remain with Polycom for six (6) months following a Change of Control, subject to certain limitations. If, within twelve (12) months of a Change of Control (or within 24 months of a Change of Control for Mr. Miller), an executive officer who is a party to one of these agreements is involuntarily terminated other than for cause or voluntarily terminates his or her employment for Good Reason, he or she will receive:

•	A lump-sum payment equal to 100% of annual base salary and target bonus (for Mr. Miller the payment is equal to 200% of annual base salary and target bonus);

•

Continued coverage of employee benefits until the earlier of one year from the date of termination (for Mr. Miller, coverage of such benefits extends until twenty-four (24) months from termination) or when he or she begins receiving comparable benefits from another employer;

•	Full vesting of, and the immediate right to exercise, such executive officer’s stock options;

•

Full vesting of performance shares subject to such executive officer’s performance share awards, if any, and the payment of such vested performance shares as soon as practicable following such executive officer’s date of termination; and

•

Full vesting of, and the immediate right to exercise, any other outstanding awards that may be issued under Polycom’s stock plans in addition to stock options and performance shares, as well as the lapsing of any restrictions on such awards and the determination that all performance goals or other vesting criteria related to such awards have been achieved at target levels and that all other terms and conditions of such awards have been satisfied.

If such executive officer’s employment is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Polycom’s then-existing severance or benefit plans or pursuant to any other written agreement. Mr. Kourey retired as an executive officer of Polycom effective February 20, 2012; therefore, his Change of Control Severance Agreement was superseded by his Separation Agreement dated February 8, 2012.

In 2009, the Compensation Committee approved the elimination of 280G gross-up provisions in the Change of Control Severance Agreements, and Polycom has continued the practice of not granting 280G gross-up provisions in any new Change of Control Severance Agreements.

Post-Termination Exercise Arrangements between Polycom and its Senior Executive Officers

In July 2003, the Compensation Committee of the Board of Directors approved for Polycom’s senior executive officers reporting under Section 16 of the Exchange Act, that in the event of (i) the involuntary termination of their employment without cause, (ii) the voluntary termination of their employment for Good Reason, or (iii) their retirement, such officers would have a twelve-month period in which to exercise stock options that are outstanding on the date of termination (to the extent exercisable on the date of termination).

In the event of such officers’ involuntary termination without cause or voluntary termination for Good Reason, this twelve-month exercise period applies to:

•

Stock options outstanding as of the date of approval of this arrangement by the Compensation Committee that also have exercise prices above the fair market value of Polycom’s common stock on that date; and

•	Stock options granted on or after the date of approval of this arrangement by the Compensation Committee.

In the event of such officers’ retirement, this twelve-month exercise period applies only to stock options granted on or after the date of approval of this arrangement by the Compensation Committee.

Definitions of “Change of Control” and “Good Reason”

As defined in the Change of Control Severance Agreements, a “Change of Control” means:

•	The acquisition by any person of 50% or more of the total voting power of Polycom’s then outstanding voting securities;

•

A change in the composition of the Board of Directors during any two-year period, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office at the time of such nomination;

•

The consummation of a merger or consolidation involving Polycom where the outstanding securities of Polycom immediately prior to the merger or consolidation no longer represent at least 60% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	The consummation of the sale or disposition of all or substantially all of Polycom’s assets.

With respect to the Equity Incentive Plans, “Good Reason” generally means without the employee’s written consent:

•	The employee being assigned by Polycom to duties that are substantially inconsistent with the employee being a senior executive of Polycom;

•	The Employee’s principal work location being moved more than 35 miles;

•	Polycom reducing the employee’s base salary by more than 10% (unless the base salaries of substantially all other senior executives of Polycom are similarly reduced); or

•

Polycom reducing the kind or level of benefits (not including base salary, target bonus or equity compensation) for which the employee is eligible (unless the level of benefits available to substantially all other senior executives of Polycom is similarly reduced).

With respect to the Change of Control Severance Agreements between Polycom and certain of its senior executive officers, “Good Reason” means the occurrence of any of the following without the employee’s written consent:

•

A material reduction of the employee’s duties, authority or responsibilities, relative to the employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to the employee of such reduced duties, authority or responsibilities;

•	A substantial reduction of the facilities and perquisites (including office space and location) available to the employee immediately prior to such reduction;

•	A reduction by Polycom in the base compensation or target annual bonus opportunity of the employee as in effect immediately prior to such reduction;

•

A material reduction by Polycom in the kind or level of benefits to which the employee was entitled immediately prior to such reduction with the result that such employee’s overall benefits package is significantly reduced; or

•	The relocation of the employee to a facility or a location more than thirty-five (35) miles from such employee’s then present location.

In addition, for purposes of the Change of Control Severance Agreements only, (i) a material reduction in the employee’s title, relative to the employee’s title as in effect immediately prior to such reduction, or the assignment to the employee of such reduced title, will constitute good reason, and (ii) except for Mr. Miller, a reduction in duties, title, authority or responsibilities solely by virtue of Polycom being acquired and made part of a larger entity shall not by itself constitute grounds for a voluntary termination for good reason.

With respect to the Executive Severance Plan, “Good Reason” means the occurrence of any of the following without the employee’s written consent:

•

A material diminution by Polycom in the employee’s base pay as in effect immediately prior to such reduction; provided, however, that, a reduction of base pay that (combined with all prior reductions) totals twenty percent (20%) or less and also applies to substantially all other senior executives of Polycom will not constitute “Good Reason”; or

•	The relocation of the employee’s principal work location to a facility or a location more than thirty-five (35) miles from his or her prior location.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2012 (December 31, 2012), and the price per share of Polycom’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($10.46). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Type of Benefit (1)	Potential Payments Upon:
		Involuntary Termination Other Than For Cause		Voluntary Termination for Good Reason
		Not in Connection With a Change in Control ($) (2)	Within 12 (or 24) Months of Change in Control ($) (3)	Not in Connection With a Change in Control ($) (2)	Within 12 (or 24) Months of Change in Control ($) (3)
A. Miller	Cash Severance Payments	3,000,000	3,000,000	3,000,000	3,000,000
	Vesting Acceleration (4)	—	5,599,803	—	5,599,803
	Continued Coverage of Employee Benefits (5)	7,518	13,758	7,518	13,758
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	3,017,018	8,613,561	3,017,018	8,613,561

E. Brown	Cash Severance Payments	1,200,000	1,200,000	1,200,000	1,200,000
	Vesting Acceleration (4)	—	3,218,636	—	3,218,636
	Continued Coverage of Employee Benefits (5)	20,916	11,958	20,916	11,958
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	1,230,416	4,430,594	1,230,416	4,430,594

S. Darwish	Cash Severance Payments	702,975	702,975	702,975	702,975
	Vesting Acceleration (4)	—	1,607,869	—	1,607,869
	Continued Coverage of Employee Benefits (5)	20,916	17,173	20,916	17,173
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	733,391	2,328,017	733,391	2,328,017

T. Newell	Cash Severance Payments	720,000	720,000	720,000	720,000
	Vesting Acceleration (4)	—	1,335,773	—	1,335,773
	Continued Coverage of Employee Benefits (5)	20,916	17,937	20,916	17,937
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	750,416	2,073,710	750,416	2,073,710

S. Ramakrishna (7)	Cash Severance Payments	756,000	756,000	756,000	756,000
	Vesting Acceleration (4)	—	1,886,796	—	1,886,796
	Continued Coverage of Employee Benefits (5)	11,626	10,796	11,626	10,796
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	777,126	2,653,592	777,126	2,653,592

(1)	Reflects the terms of: (i) the Executive Severance Plan described above; (ii) the Change of Control Severance Agreements between Polycom and the executive officers; and (iii) the terms of the Equity Incentive Plans.

(2)	Reflects the terms of the Executive Severance Plan described above.
(3)	Reflects the terms of the Equity Incentive Plans and Change of Control Severance Agreements described above. Does not reflect any dollar value associated with the Post-Termination Exercise Arrangements between Polycom and its senior executive officers described above. Executive officers are obligated to remain with Polycom for six months following a change of control, subject to certain limitations. For Mr. Miller, the triggering termination may occur within 24 months of a change of control.
(4)	Reflects the aggregate market value of unvested option grants with exercise prices less than $10.46 (“in-the-money options”) and full value awards, which includes performance shares and restricted stock units. For unvested in-the-money option grants, aggregate market value is computed by multiplying (i) the number of shares underlying unvested in-the-money options at December 31, 2012, by (ii) the difference between $10.46 and the exercise price of such in-the-money option. Does not reflect any market value for options with exercise prices in excess of $10.46. For performance shares, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2012 based upon the target outcome of the awards, by (ii) $10.46. For restricted stock units, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2012, by (ii) $10.46.
(5)	For terminations under the Change of Control Severance Agreements, assumes continued coverage of employee benefits at the amounts paid by Polycom for fiscal 2012 for health, dental, vision, long-term disability and life insurance coverage. For terminations under the Executive Severance Plan, assumes continued coverage of employee benefits at the amounts that would have been paid by Polycom for Combined Group Health COBRA premiums for fiscal 2012 for continued health, dental, vision and employee assistance program coverage.
(6)	In the event that the severance and other benefits provided would be subject to excise taxes imposed by Section 280G and Section 4999 of the Internal Revenue Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher, pursuant to the terms of the Executive Severance Plan or Change of Control Severance Agreement.
(7)	Mr. Ramakrishna left the company in March 2013.

Separation Agreement—Michael R. Kourey

Effective February 20, 2012, Mr. Kourey retired as Polycom’s Executive Vice President, Finance and Administration and Chief Financial Officer. Mr. Kourey remained with Polycom until March 7, 2012 to assist in the transition of his responsibilities, and was available as an advisor to Polycom through May 7, 2012 (the “Termination Date”). In connection with Mr. Kourey’s retirement, he entered into a Separation Agreement dated February 8, 2012 (the “Separation Agreement”). The Separation Agreement confirmed that Mr. Kourey would receive certain compensation and benefits under the terms of the Executive Severance Plan, including (i) a severance payment in the amount of $830,520, (ii) reimbursement of $15,000 in legal fees incurred with respect to the Separation Agreement, (iii) outplacement assistance valued at $9,500, (iv) one year of COBRA payments valued at approximately $21,152 and (v) one year in which to exercise 60,000 shares of his outstanding stock option granted on February 21, 2007, which was fully vested and exercisable as of the Termination Date with an exercise price of $17.095 per share. The Separation Agreement also provided for Mr. Kourey to receive his earned second half fiscal 2011 bonus of $121,821 and continued base salary, benefits (to the extent he remained eligible), and vesting of his equity awards through the Termination Date.

Compensation of Directors

Compensation for Fiscal 2012

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2012 board service. Mr. Miller, who is an employee, does not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation	Total ($)
Betsy S. Atkins	80,000	215,400	—	295,400
David G. DeWalt	105,000	215,400	—	320,400
John A. Kelley, Jr.	85,000	215,400	—	300,400
D. Scott Mercer	75,000	215,400	—	290,400
William A. Owens	60,000	215,400	—	275,400
Kevin T. Parker	80,000	215,400	—	295,400

(1)	Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 14, 2013. These amounts do not correspond to the actual value that may be recognized by the directors.
(2)	In fiscal 2012, each of our non-employee directors received an award of 20,000 shares of restricted stock units. These restricted stock units were granted on May 24, 2012, with a grant date fair value of $10.77.

As of December 31, 2012, the aggregate number of unvested shares underlying stock awards and options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Stock Awards Outstanding	Aggregate Number of Shares Underlying Options Outstanding
Betsy S. Atkins	10,000	—
David G. DeWalt	10,000	50,000
John A. Kelley, Jr.	10,000	50,000
D. Scott Mercer	10,000	—
William A. Owens	10,000	50,000
Kevin T. Parker	10,000	—

Standard Non-Employee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our board of directors. The Corporate Governance and Nominating Committee of the Board of Directors conducts a periodic review of non-employee director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board of Directors. In reviewing non-employee director compensation, the Corporate Governance and Nominating Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by Radford, a compensation consulting firm that the Corporate Governance and Nominating Committee engages directly for such purpose, and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in non-employee director compensation in connection with the Compensation Committee’s administration and oversight of our Equity Incentive Plans. Any change in non-employee director compensation is approved by the Board of Directors. No changes were made to non-employee director compensation for fiscal 2012.

Cash Compensation

Non-employee directors receive annual cash fees for service on the board of directors and its various committees. The following table provides information regarding the amount of annual cash fees.

Position	Fees ($)
Member of the Board of Directors	45,000
Chairman of the Board	45,000
Audit Committee:
Chairman	35,000
Member	20,000
Compensation Committee:
Chairman	25,000
Member	15,000
Corporate Governance and Nominating Committee:
Chairman	20,000
Member	10,000

Equity Compensation

Each of our non-employee directors receives a grant of 20,000 restricted stock units on the date of each annual meeting of stockholders, provided that the non-employee director is re-elected at the annual meeting, which restricted stock units will generally vest in four equal installments over approximately one year. Grants received upon the re-election of directors at the 2013 Annual Meeting will vest on August 26, 2013, November 25, 2013, February 24, 2014 and May 26, 2014. In addition, upon joining the Board of Directors, a non-employee director will receive a pro rata portion of the annual 20,000 restricted stock unit grant, to be prorated based upon the number of months to be served by such director until our next annual meeting of stockholders and to vest in accordance with the same vesting schedule as the annual director grants. The restricted stock unit agreement for grants to non-employee directors also contains a voluntary termination provision that provides that in the event a director voluntarily terminates his or her service from the Board not less than six months after the grant date of such award, then such restricted stock unit award will fully vest on the date of the director’s termination from service. These equity awards will be granted pursuant to our 2011 Equity Incentive Plan.

See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements—2011 and 2004 Equity Incentive Plan” above for a description of potential acceleration of non-employee directors’ equity awards upon a change in control of Polycom.

Director Stock Ownership Guidelines

In November 2007, upon the recommendation of the Corporate Governance and Nominating Committee, the Board implemented stock ownership guidelines for Polycom’s non-employee directors. Pursuant to such guidelines, each non-employee director is required to hold Polycom stock in an amount equal to three times the amount of the annual cash Board retainer of $45,000, or $135,000, with a timeline of five years for each non-employee director to meet such ownership guidelines or, as appropriate, five years from the date that a new non-employee director is appointed to the Board.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or Committee meetings and for participating in Board-related activities paid or reimbursed by Polycom.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Polycom’s equity compensation plans as of December 31, 2012.

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders	9,739,969	(1)	12.72	(2)	17,393,434	(3)
Equity compensation plans not approved by security holders (4)	5,672		0.75		—

Total	9,745,641				17,393,434

(1)	Includes 8,305,508 shares that may be issued under performance shares and restricted stock units at December 31, 2012.
(2)	Excludes 8,305,508 shares that may be issued under performance shares and restricted stock units as such awards are issuable for no consideration.
(3)	Includes 8,163,423 shares available for future issuance under the Employee Stock Purchase Plan.
(4)	Includes 5,672 shares available to be issued upon exercise of outstanding options with a weighted-average exercise price of $0.75 related to certain outstanding options assumed under the ViVu 2008 Equity Incentive Plan in conjunction with Polycom’s acquisition of ViVu Inc. in October 2011.

As of March 31, 2013, there were 1,250,378 Shares subject to issuance upon exercise of outstanding options, at a weighted average exercise price of $13.01, and with a weighted average remaining life of 2.89 years. In addition, as of March 31, 2013, there were a total of 9,561,166 Shares subject to outstanding performance shares and restricted stock units that remain subject to vesting and/or forfeiture. As of such date, excluding the additional Shares being requested pursuant to the Amendment, 4,769,652 Shares remained available for future issuance under the 2011 Plan. No Awards have been granted or may be granted under the 1996 Plan and 2004 Plan following the termination of such plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our Code of Business Ethics and Conduct, our Related Person Transaction Approval Policy and Guidelines and the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance in writing any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Polycom;

•	Any person known to be the beneficial owner of five percent or more of Polycom’s common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder.

In accordance with our Related Person Transaction Approval Policy and Guidelines, the Audit Committee must review and approve all transactions in which (i) Polycom or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, unless such transactions are otherwise excluded as disclosable transactions pursuant to Item 404 of Regulation S-K. Additionally, the Audit Committee must approve all transactions, regardless of size or materiality, involving the hiring of an immediate family member or entity substantially owned or controlled by an immediate family member of a director, nominee for director, executive officer or 5% stockholder. Polycom requires that each related person promptly notify Polycom’s General Counsel and Chief Financial Officer of any interest that such party has in a transaction. If the General Counsel or Chief Financial Officer determines that the proposed transaction requires Audit Committee approval in accordance with the Related Person Transaction Approval Policy and Guidelines, the matter is referred to the Audit Committee for review.

In assessing a related person transaction brought before it for approval the Audit Committee considers, without limitation: the commercial reasonableness of the transaction, whether the transaction was undertaken in the ordinary course of business, how the transaction was initiated and by whom, the purpose and potential benefits and materiality of the transaction to Polycom, the approximate dollar value of the transaction, the extent to which the related person has an interest in the transaction, whether the transaction has an impact on any non-employees director’s independence, actual or apparent conflicts of interest as a result of the transaction and any other factors deemed relevant by the Audit Committee. The Audit Committee may then approve, ratify, rescind or take other action with respect to the transaction in its discretion.

Any material related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. There were no disclosable related person transactions since the beginning of our last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, Polycom’s directors, executive officers and any persons holding more than 10% of the Polycom’s common stock are required to report initial ownership of the Polycom common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and Polycom is required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon the copies of Section 16(a) reports that Polycom received from such persons for their transactions during fiscal 2012, and the written representations received from certain of such persons that no reports were required to be filed for them during fiscal 2012, Polycom is aware of no late Section 16(a) filings.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Polycom’s common stock, as of March 31, 2013, for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;

•	each of our non-employee directors;

•	each of our executive officers named in the Summary Compensation Table of this proxy statement; and

•	all directors and current executive officers of Polycom as a group.

5% Stockholders, Directors and Officers (1)	Shares Beneficially Owned (#) (2)	Percentage Beneficially Owned (%) (2)
5% Stockholders:
FMR LLC (3)	18,539,473	10.62%
BlackRock, Inc. (4)	12,723,947	7.29%
Janus Capital Management LLC and Perkins Investment Management LLC (5)	11,143,901	6.38%
Leon G. Cooperman (6)	9,608,699	5.51%
The Vanguard Group (7)	9,391,889	5.38%

Non-Employee Directors:
Betsy S. Atkins (8)	24,000	*
David G. DeWalt (9)	161,420	*
John A. Kelley, Jr. (9)	158,949	*
D. Scott Mercer (8)	98,350	*
William A. Owens (9)	126,898	*
Kevin T. Parker (8)	20,010	*

Named Executive Officers:
Andrew M. Miller (10)	489,588	*
Eric F. Brown	56,508	*
Sayed M. Darwish (11)	82,774	*
Tracey E. Newell (12)	30,104	*
Sudhakar Ramakrishna	22,819	*
Michael R. Kourey (13)	219,455	*
All directors and current executive officers as a group (11 persons) (14)	1,290,711	*

*	Represents less than 1% of the total.
(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Polycom, Inc., 6001 America Center Drive, San Jose, California 95002.
(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 31, 2013, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 174,535,366 shares of common stock outstanding on March 31, 2013.
(3)	The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2013.
(4)

Includes shares held by the following investment advisors which are subsidiaries of BlackRock, Inc: (i) BlackRock Japan Co. Ltd., (ii) BlackRock Advisors (UK) Limited, (iii) BlackRock Institutional Trust Company, N.A., (iv) BlackRock Fund Advisors, (v) BlackRock Asset Management Canada Limited, (vi) BlackRock Asset Management Australia Limited, (vii) BlackRock Advisors, LLC , (viii) BlackRock

Investment Management, LLC, (ix) BlackRock Investment Management (Australia) Limited, (x) BlackRock (Luxembourg) S.A., (xi) BlackRock International Ltd and (xii) BlackRock Investment Management (UK) Limited. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 8, 2013.

(5)	Includes shares held by Perkins Investment Management LLC, a direct subsidiary of Janus Capital Management LLC. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2013.
(6)	Includes shares held by Omega Associates, L.L.C., a private investment firm formed to invest in and act as general partner of investment partnerships or similar investment vehicles, of which Mr. Cooperman is the Managing Member. Omega Associates, L.L.C is the general partner of limited partnerships known as Omega Capital Partners, L.P. (“Capital LP”), Omega Capital Investors, L.P. (“Investors LP”), and Omega Equity Investors, L.P. (“Equity LP”). These entities are private investment firms engaged in the purchase and sale of securities for investment for their own accounts. The address of the principal business office of Mr. Cooperman is 2700 No. Military Trail, Suite 230, Boca Raton FL 33431, and the principal business office of Capital LP, Equity LP, and Investors LP is 88 Pine Street, Wall Street Plaza—31st Floor, New York, NY 10005. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on March 14, 2013.
(7)	Includes shares held by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., which are subsidiaries of the Vanguard Group, Inc. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 13, 2013.
(8)	Includes 5,000 shares subject to restricted stock units that are scheduled to vest within 60 days of March 31, 2013.
(9)	Includes (i) 5,000 shares subject to restricted stock units that are scheduled to vest within 60 days of March 31, 2013, and (ii) 50,000 shares subject to options that are exercisable within 60 days of March 31, 2013.
(10)	Includes (i) 16,516 shares subject to restricted stock units that are scheduled to vest within 60 days of March 31, 2013, and (ii) 166,666 shares subject to options that are exercisable within 60 days of March 31, 2013.
(11)	Includes (i) 3,213 shares subject to restricted stock units that are scheduled to vest within 60 days of March 31, 2013, and (ii) 15,000 shares subject to options that are exercisable within 60 days of March 31, 2013.
(12)	Includes (i) 3,213 shares subject to restricted stock units that are scheduled to vest within 60 days of March 31, 2013, and (ii) 4,000 shares subject to options that are exercisable within 60 days of March 31, 2013.
(13)	Includes 60,000 shares subject to options that are exercisable within 60 days of March 31, 2013.
(14)	Includes (i) 339,166 shares subject to options that are exercisable within 60 days of March 31, 2013, and (ii) 54,871 shares subject to restricted stock units that are scheduled to vest within 60 days of March 31, 2013.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of Polycom’s financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Polycom is responsible for establishing and maintaining internal controls and for preparing Polycom’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with Polycom management and with PricewaterhouseCoopers LLP, Polycom’s independent registered public accounting firm;

•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board;

•

Discussed with Polycom management, Polycom Internal Audit, and PricewaterhouseCoopers LLP the evaluation of Polycom’s internal controls and the audit of the effectiveness of Polycom’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; and

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Polycom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Kevin T. Parker (Chairman)

John A. Kelley, Jr.

D. Scott Mercer

OTHER MATTERS

Polycom knows of no other matters to be submitted at the 2013 Annual Meeting. If any other matters properly come before the 2013 Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the 2013 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

San Jose, California

April 19, 2013

APPENDIX A

POLYCOM, INC.

2011 EQUITY INCENTIVE PLAN

(June 5, 2013 Amendment and Restatement)

SECTION 1

BACKGROUND AND PURPOSE

1.1 Background and Effective Date. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, and Performance Shares. The Plan became effective as of May 26, 2011, subject to approval by an affirmative vote of the holders of a majority of the Shares that were present in person or by proxy and entitled to vote at the 2011 Annual Meeting of Stockholders of the Company. The Plan subsequently was amended and restated effective as of July 1, 2011, to reflect applicable adjustments in Share numbers resulting from the 2-for-1 stock split of the Company’s common stock effected on that date. The Plan is hereby amended and restated effective as of June 5, 2013, subject to approval by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2013 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan. The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Subsidiaries, (b) consultants who provide significant services to the Company and its Subsidiaries, and (c) directors of the Company who are employees of neither the Company nor any Subsidiary. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s shareholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

“1933 Act” means the Securities Act of 1933, as amended. Reference to a specific section of the 1933 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Company’s common stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

“Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, or Performance Shares.

“Award Agreement” means the written agreement setting forth the terms and conditions applicable to each Award granted under the Plan.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cash Flow” means as to any Performance Period, cash generated from operating activities.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

“Company” means Polycom, Inc., a Delaware corporation, or any successor thereto.

“Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Subsidiaries, but who is neither an Employee nor a Director.

“Customer Satisfaction” means as to any Performance Period, the objective and measurable goals approved by the Committee that relate to fulfillment of customer expectations and/or customer ratings.

“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

“Director” means any individual who is a member of the Board of Directors of the Company.

“Disability” means a permanent disability in accordance with a policy or policies established by the Committee (in its discretion) from time to time.

“Earnings Per Share” means as to any Performance Period, the Company’s after-tax Profit, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding.

“Employee” means any employee of the Company or of a Subsidiary, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Program” means a program established by the Committee, subject to stockholder approval as set forth in Section 3.2, under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (a) Awards with a lower Exercise Price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Section 4.3, nor (ii) transfer or other disposition permitted under Section 13.7.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

“Fair Market Value” means the closing per share selling price for Shares on Nasdaq on the relevant date, or if there were no sales on such date, average of the closing sales prices on the immediately following and preceding trading dates, in either case as reported by The Wall Street Journal or such other source selected in the discretion of the Committee (or its delegate). Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

“Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

“Fiscal Year” means the fiscal year of the Company.

“Full Value Award” means an Award of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units.

“Grant Date” means, with respect to an Award, the date on which the Committee makes the determination granting such Award, or such other later date as is determined by the Committee. The Grant Date of an Award shall not be earlier than the date the Award is approved by the Committee.

“Incentive Stock Option” means an Option to purchase Shares that by its terms qualifies as and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Margin” means as to any Performance Period, Revenue less appropriate costs and expenses for the type of margin determined by the Committee (for example, but not by way of limitation, gross margin, operating margin or contribution margin).

“Nonemployee Director” means a Director who is an employee of neither the Company nor of any Subsidiary.

“Nonqualified Stock Option” means an option to purchase Shares that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means the holder of an outstanding Award.

“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Flow, (b) Customer Satisfaction, (c) Earnings Per Share, (d) Margin, (e) Product Quality, (f) Product Unit Sales, (g) Profit, (h) Return on Equity, (i) Revenue and (j) Total Shareholder Return.

“Performance Period” means any Fiscal Year or such other period longer or shorter than a Fiscal Year but, in any case, not shorter than a Fiscal Quarter or longer than three (3) Fiscal Years, as determined by the Committee in its sole discretion.

“Performance Share” means an Award granted to a Participant pursuant to Section 9.

“Performance Unit” means an Award granted to a Participant pursuant to Section 8.

“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee, in its discretion.

“Plan” means the Polycom, Inc. 2011 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

“Product Quality” means as to any Performance Period, the objective and measurable goals approved by the Committee for the creation or manufacture of products, which goals may include (but not by way of limitation) conformance to design specifications or requirements not to exceed specified defect levels.

“Product Unit Sales” means as to any Performance Period, the number of product units sold to third parties.

“Profit” means as to any Performance Period, income.

“Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

“Restricted Stock Unit or RSU” means an Award granted to a Participant pursuant to Section 10.

“Retirement” means, in the case of an Employee or a Nonemployee Director a Termination of Service occurring in accordance with a policy or policies established by the Committee (in its discretion) from time to time. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

“Return on Equity” means as to any Performance Period, the percentage equal to the Company’s after-tax Profit divided by average stockholder’s equity.

“Revenue” means as to any Performance Period, the Company’s net revenues generated from third parties.

“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

“Section 16(b)” means Section 16(b) of the 1934 Act.

“Section 16 Person” means an individual who, with respect to Shares, is subject to Section 16 of the 1934 Act and the rules and regulations promulgated thereunder.

“Shares” means the shares of common stock of the Company.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s FICA obligation) that are required to be withheld by the Company or the employing Company affiliate, (b) the Participant’s and, to the extent required by the Company (or Subsidiary), the Company’s (or Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, or sale of Shares, and (c) any other Company (or Subsidiary) taxes the responsibility for which the Participant has agreed to bear with respect to such Award (or exercise thereof or issuance of Shares thereunder).

“Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or a Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous reemployment by the Company or a Subsidiary; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or a Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or a Subsidiary; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, Retirement or non-reelection to the Board.

“Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be comprised solely of Directors who are (a) “outside directors” under Section 162(m), and (b) “non-employee directors” under Rule 16b-3.

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Consultants and directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding the preceding, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Stockholders of the Company.

3.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company, except that the Committee may not delegate all or any part of its authority under the Plan with respect to Awards granted to a Nonemployee Director. Notwithstanding the foregoing, with respect to Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not delegate its authority and powers with respect to such Awards if such delegation would cause the Awards to fail to so qualify.

3.4 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available issuance under the Plan shall equal the sum of (a) 30,300,000 and (b) any Shares (not to exceed 13,636,548)

that otherwise would have been returned to the 2004 Equity Incentive Plan after May 26, 2011, on account of the expiration, cancellation or forfeiture of awards granted under the Company’s 1996 Stock Incentive Plan or 2004 Equity Incentive Plan. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2 Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares issued pursuant to Awards transferred under any Exchange Program, subject to stockholder approval as set forth in Section 3.2, will not be again available for grant under the Plan. Notwithstanding the foregoing provisions of this Section 4.2, subject to adjustment provided in Section 4.3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 4.1, plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan under this Section 4.2.

4.3 Adjustments in Awards and Authorized Shares. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan, the number and class of Shares which may be added annually to the Shares reserved under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1, 8.1, 9.1, 10.1 and 12.2. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

4.4 Full Value Awards. Full Value Awards granted before June 5, 2013, under the Plan shall count against the numerical limits in Section 4.1 of the Plan as 1.83 Shares for every one Share subject thereto. If Shares acquired pursuant to Full Value Awards granted before June 5, 2013, are forfeited to the Company and otherwise would return to the Plan pursuant to Section 4.2 of the Plan, 1.83 times the number of Shares so forfeited shall become available for issuance. Full Value Awards granted on or after June 5, 2013, under the Plan shall count against the numerical limits in Section 4.1 of the Plan as 1.54 Shares for every one Share subject thereto. If Shares acquired pursuant to Full Value Awards granted on or after June 5, 2013, are forfeited to the Company and otherwise would return to the Plan pursuant to Section 4.2 of the Plan, 1.54 times the number of Shares so forfeited shall become available for issuance.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Directors and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options (and/or SARs) covering more than a total of 1,500,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted Options (and/or SARs) to purchase up to a total of an additional 1,500,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares covered by the Option, any conditions to exercise the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1 Nonqualified Stock Options. The Exercise Price of each Nonqualified Stock option shall be determined by the Committee in its discretion but shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3 Substitute Options. Notwithstanding the provisions of Section 5.3.2, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Nonemployee Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

5.4 Expiration of Options.

5.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the written Award Agreement; or

(b) The expiration of ten (10) years from the Grant Date.

5.4.2 Death of Participant. Notwithstanding Section 5.4.1, if a Participant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death. With respect to extensions that were not included in the original terms of the Option but were provided by the Committee after the date of grant, if at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its originals terms, or (2) ten (10) years from the Grant Date.

5.4.3 Committee Discretion. Subject to the ten and thirteen-year limits of Sections 5.4.1 and 5.4.2, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options). With respect to the Committee’s authority in Section 5.4.3(b), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its originals terms, or (2) ten (10) years from the Grant Date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to this Section 5.4.3 shall comply with Section 409A of the Code to the extent applicable.

5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. An Option may not be exercised for a fraction of a Share. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6 Payment. Options shall be exercised by the Participant giving notice and following such procedures as the Company (or its designee) may specify from time to time. Exercise of an Option also requires that the Participant make arrangements satisfactory to the Company for full payment of the Exercise Price for the Shares. All exercise notices shall be given in the form and manner specified by the Company from time to time.

The Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a notification of exercise satisfactory to the Company and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 4.3 of the Plan.

5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the

Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise (in which case the Option instead may be deemed to be a Nonqualified Stock Option). No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and/or (b) the Award Agreement or the Committee permit later exercise (in which case the option instead may be deemed to be a Nonqualified Stock Option).

5.8.3 Employees Only. Incentive Stock Options may be granted only to persons who are Employees on the Grant Date.

5.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.8.5 Leave of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonqualified Stock Option.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Employees, Directors and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.1.1 Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs (and/or Options) covering more than a total of 1,500,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted SARs (and/or Options) covering up to a total of an additional 1,500,000 Shares.

6.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. The Exercise Price of each SAR shall be determined by the Committee in its discretion but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, SARs may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date pursuant to the rules of Section 5.3.3, which also shall apply to SARs.

6.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.3 Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.4 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Directors and Consultants as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 750,000 Shares of Restricted Stock (and/or Performance Shares or Restricted Stock Units). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 750,000 Shares of Restricted Stock (and/or Performance Shares or Restricted Stock Units).

7.2 Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1 General Restrictions. The Committee may set restrictions based upon continued employment or service with the Company and its affiliates, the achievement of specific performance objectives (Company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5 Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company

7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distribution shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

7.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS

8.1 Grant of Performance Units. Performance Units may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units granted to each Participant provided that during any Fiscal Year, no Participant shall receive Performance Units having an initial value greater than $3,000,000.

8.2 Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date.

8.3 Performance Objectives and Other Terms. The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Units that will be paid out to the Participants. Each Award of Performance Units shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1 General Performance Objectives or Vesting Criteria. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

8.3.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Performance Units that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4 Earning of Performance Units. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit and may accelerate the time at which any restrictions will lapse or be removed.

8.5 Form and Timing of Payment of Performance Units. Payment of earned Performance Units shall be made as soon as practicable after the expiration of the applicable Performance Period, or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay earned Performance Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period) or in a combination thereof.

8.6 Cancellation of Performance Units. On the date set forth in the Award Agreement, all unearned or unvested Performance Units shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9

PERFORMANCE SHARES

9.1 Grant of Performance Shares. Performance Shares may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Shares granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than a total of 750,000 Performance Shares (and/or Shares of Restricted Stock or Restricted Stock Units). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 750,000 Performance Shares (and/or Shares of Restricted Stock or Restricted Stock Units).

9.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

9.3 Performance Share Agreement. Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Performance Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4 Performance Objectives and Other Terms. The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Shares that will be paid out to the Participants. Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4.1 General Performance Objectives or Vesting Criteria. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

9.4.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Performance Shares that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.5 Earning of Performance Shares. After the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Share and may accelerate the time at which any restrictions will lapse or be removed.

9.6 Form and Timing of Payment of Performance Shares. Payment of vested Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period (subject to any deferral permitted under Section 13.1), or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares or in a combination thereof.

9.7 Cancellation of Performance Shares. On the date set forth in the Award Agreement, all unvested Performance Shares shall be forfeited to the Company, and except as otherwise determined by the Committee, again shall be available for grant under the Plan.

SECTION 10

RESTRICTED STOCK UNITS

10.1 Grant of RSUs. Restricted Stock Units may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than a total of 750,000 Restricted Stock Units (and/or Shares of Restricted Stock or Performance Shares). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 750,000 Restricted Stock Units (and/or Shares of Restricted Stock or Performance Shares).

10.2 Value of RSUs. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

10.3 RSU Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

10.4 Earning of RSUs. After the applicable vesting period has ended, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the vesting period. After the grant of a Restricted Stock Unit, the Committee, in its sole discretion, may reduce or waive any vesting condition that must be met to receive a payout for such Restricted Stock Unit and may accelerate the time at which any restrictions will lapse or be removed.

10.5 Form and Timing of Payment of RSUs. Payment of vested Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Award Agreement (subject to any deferral permitted under

Section 13.1) or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay Restricted Stock Units in the form of cash, in Shares or in a combination thereof.

10.6 Cancellation of RSUs. On the date set forth in the Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company, and except as otherwise determined by the Committee, again shall be available for grant under the Plan.

SECTION 11

PERFORMANCE-BASED COMPENSATION UNDER CODE SECTION 162(m)

11.1 General. If the Committee, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 11 will control over any contrary provision in the Plan. The Committee, in its discretion, also may grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

11.2 Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may, in the discretion of the Committee, be made subject to the attainment of Performance Goals. Any Performance Goal used may be measured (a) in absolute terms, (b) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (c) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (d) on a per-share or per-capita basis, (e) against the performance of the Company as a whole or a specific business unit(s) or product(s) of the Company. and/or (f) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined by the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results. The Performance Goals may differ from Participant to Participant and from Award to Award.

11.3 Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, on or before the Determination Date (i.e., within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period or such other time as may be required or permitted by Section 162(m) of the Code), the Committee will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) determine the Performance Period, (iii) establish the Performance Goals and amounts that may be earned for the Performance Period, and (iv) determine any other terms and conditions applicable to the Award(s).

11.4 Additional Limitations. Notwithstanding any other provision of the Plan, any Award that is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

11.5 Determination of Amounts Earned. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such

Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Committee will have the right to (a) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period, (b) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or disability or upon a change in control or in the event of a termination of employment following a change in control prior to the end of the Performance Period, and (c) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or disability prior to a change in control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved.

SECTION 12

NONEMPLOYEE DIRECTOR AWARDS

12.1 General. Nonemployee Directors will be entitled to receive all types of Awards under this Plan, including discretionary Awards not covered under this Section 12. All grants of Restricted Stock Units to Nonemployee Directors pursuant to this Section 12 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

12.2 Awards.

12.2.1 Initial Grants. Each Nonemployee Director who first becomes a Nonemployee Director on or after the 2011 Annual Meeting of the Company’s Stockholders, automatically shall receive, as of the date that the individual first is appointed or elected as a Nonemployee Director, the number of Restricted Stock Units determined by multiplying (A) 20,000 by (B) the percentage determined by dividing (i) the number of calendar months that remain in the one-year period commencing on the date of the last Annual Meeting of the Company’s Stockholders immediately preceding the date the individual is first appointed or elected as a Nonemployee Director, including the month in which the individual is so appointed or elected, by (ii) 12, rounded down to the nearest whole Restricted Stock Unit.

12.2.2 Ongoing Grants. Each Nonemployee Director who is reelected as such at an Annual Meeting of the Company’s Stockholders, automatically shall receive, as of the date of such Annual Meeting, 20,000 Restricted Stock Units.

12.3 Terms of Restricted Stock Unit Awards.

12.3.1 Award Agreement. Each Award of Restricted Stock Units granted pursuant to this Section 12 shall be evidenced by a written Award Agreement between the Participant and the Company.

12.3.2 Vesting Schedule/Period of Restriction. Each Award of Restricted Stock Units granted pursuant to this Section 12 shall vest at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. Except as otherwise determined by the Committee in its sole discretion and set forth in the Award Agreement, once a Participant ceases to be a Director, the Shares subject to Restricted Stock Units that have not vested shall revert to the Company at no cost to the Company and again shall become available for grant under the Plan.

12.3.3 Other Terms. All provisions of the Plan not inconsistent with this Section 12 shall apply to Awards of Restricted Stock Units granted to Nonemployee Directors.

12.4 Elections by Nonemployee Directors. Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, each Nonemployee Director may elect to forego receipt of all or a portion of the annual retainer, committee fees and meeting fees otherwise due to the Nonemployee Director in exchange for Awards. The number of Shares subject to Awards received by any Nonemployee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date the compensation otherwise would have been paid to the Nonemployee Director, rounded up to the nearest whole number of Shares. The procedures adopted by the Committee for elections under this Section 12.4 shall be designed to ensure that any such election by a Nonemployee Director will not disqualify him or her as a “non-employee director” under Rule 16b-3. Unless otherwise determined by the Committee, the elections permitted under this Section 12.4 shall comply with Section 409A of the Code.

SECTION 13

MISCELLANEOUS

13.1 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and, unless otherwise expressly determined by the Committee, shall comply with the requirements of Section 409A of the Code.

13.2 Compliance with Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Committee. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Committee. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

13.3 No Effect on Employment or Service. Nothing in the Plan or any Award shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a Termination of Service. Employment with the Company and its Subsidiaries is on an at-will basis only.

13.4 Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

13.5 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

13.6 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.7 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

13.8 Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 13.6. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, a Participant may, if the Committee (in its discretion) so permits, transfer an Award to an individual or entity other than the Company. Any such transfer shall be made without consideration and in accordance with such procedures as the Committee may specify from time to time.

13.9 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

SECTION 14

AMENDMENT, TERMINATION, AND DURATION

14.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan. Termination of the Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

14.2 Duration of the Plan. The Plan became effective as of May 26, 2011, and subject to Section 14.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after May 26, 2021.

SECTION 15

TAX WITHHOLDING

15.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), or at such earlier time as the Tax Obligations are due, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations.

15.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy such Tax Obligations. As determined by the Committee in its discretion from time to time, these methods may include one or more of the following: (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld or remitted, provided the delivery of such Shares will not result in any adverse accounting consequences as the Committee determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Committee may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (e) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the Tax Obligations. The amount of Tax Obligations will be deemed to include any amount that the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant or the Company, as applicable, with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld.

SECTION 16

LEGAL CONSTRUCTION

16.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.3 Requirements of Law. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

16.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to qualify for the exemption provided by Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

16.5 Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16.6 Inability to Obtain Authority. The Company will not be required to issue any Shares, cash or other property under the Plan unless all the following conditions are satisfied: (a) the admission of the Shares or other property to listing on all stock exchanges on which such class of stock or property then is listed; (b) the completion of any registration or other qualification of the Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, counsel to the Company, in its absolute discretion, deems necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S., state or other governmental agency, which counsel to the Company, in its absolute discretion, determines to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant, vesting and/or exercise as the Company may establish from time to time for reasons of administrative convenience. If the Committee determines, in its absolute discretion, that one or more of the preceding conditions will not be satisfied, the Company automatically will be relieved of any liability with respect to the failure to issue the Shares, cash or other property as to which such requisite authority will not have been obtained.

16.7 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

16.8 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

PolycomTM

IMPORTANT ANNUAL MEETING INFORMATION

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DESIGNATION (IF ANY)

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 4, 2013.

Vote by Internet

• Go to www.envisionreports.com/PLCM

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 through 4.

1. Election of Directors:

For Against Abstain

For Against Abstain

For Against Abstain

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01 - Andrew M. Miller

02 - Betsy S. Atkins

03 - David G. DeWalt

04 - John A. Kelley, Jr.

05 - D. Scott Mercer

06 - William A. Owens

07 - Kevin T. Parker

For Against Abstain

For Against Abstain

2. To approve an amendment to Polycom’s 2011 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 10,500,000.

3. To approve, by a non-binding advisory vote, Polycom’s executive compensation.

4. To ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be dated, signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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7 3 A M 1 6 1 5 7 0 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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01MVUB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Polycom, Inc.

ANNUAL MEETING OF STOCKHOLDERS, JUNE 5, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POLYCOM, INC.

PROXY—The undersigned stockholder of Polycom, Inc., a Delaware corporation, hereby acknowledges receipt of the 2012 Annual Report, along with the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 19, 2013, for the Annual Meeting of Stockholders of Polycom, Inc. to be held on June 5, 2013 at 10:00 a.m., local time, at Polycom’s corporate headquarters in San Jose, California and, revoking all prior proxies, hereby appoints Andrew M. Miller and Sayed M. Darwish, and each of them, as proxies and attorneys-in-fact, each with full power of substitution, and to represent and to vote, as designated on the reverse side, all shares of common stock of Polycom, Inc. held of record by the undersigned on April 10, 2013 at the Annual Meeting to be held on June 5, 2013, or any postponement or adjournment thereof.

The Board of Directors recommends a vote FOR the election of the director nominees listed on the reverse side and FOR proposals 2 through 4.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE PROPOSALS IN ITEMS 2 THROUGH 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

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